Exhibit 99.14

Execution Version

Settlement Agreement

THIS SETTLEMENT AGREEMENT (this "Agreement") is entered into as of 14 June 2024 (the "Effective Date") by and between the following parties:

1.	NATIXIS, incorporated in France and the liability of its members is limited ("Natixis"); and

2.	FOSUN INTERNATIONAL LIMITED, a limited company incorporated and existing under the laws of Hong Kong ("FIL" or "Buyer").

each of them a "Party", and together the "Parties".

RECITALS

A.	As of the date of this Agreement, FIL and Natixis each respectively holds 60,171,565 and 7,919,466 Ordinary Shares (as defined below) of the Company (as defined below).

B.	FIL and Natixis entered into a total return swap ("TRS") evidenced by an amended and restated confirmation dated 4 November 2022 (the "2022 TRS Confirmation") between FIL and Natixis referencing Shares of the Issuer.

C.	On or around the date of this Agreement, pursuant to the 2022 TRS Confirmation, Natixis delivered or will deliver an Optional Early Termination Notice to FIL, proposing to early terminate a portion of the TRS and reduce the Equity Notional Amount of the TRS from EUR 60,000,000 (as of the date of the Optional Early Termination Notice) to EUR 20,000,000 after completion of the proposed Optional Early Termination. FIL has agreed to such Optional Early Termination.

D.	Following the Optional Early Termination Notice being validly delivered to FIL, Natixis will Dispose of a portion of the Underlying Shares corresponding to the Termination Portion pursuant to the provisions of the 2022 TRS Confirmation. For the purpose of such Disposal, Natixis agrees to sell to Buyer (the "Share Sale"), and Buyer agrees to purchase from Natixis, 5,279,644 Shares (the "Sale Shares") at the Purchase Price (defined below), subject to the terms and conditions hereof.

E.	The Parties agree to settle (i) the sale and purchase of the Sale Shares, (ii) the partial early termination of the TRS described in Paragraph C above and release of the relevant credit cushion and (iii) the payment of the relevant the credit cushion under the Amended TRS (as defined below) in accordance with the terms and conditions set out in this Agreement.

Execution Version

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1.	Definitions. Capitalised terms not defined under this Agreement shall have the meaning given to them in the 2022 TRS Confirmation. In addition to the capitalised terms defined in the context or body of this Agreement, the following capitalised terms shall have the meaning ascribed to them as follows, unless the contrary is expressly stated or the contrary clearly appears from the context:

"Action" means any charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry, prosecution, mediation, arbitration or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Entity;

"Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Without limiting the foregoing, any other Person whose assets and financial results are consolidated with the assets and financial results of such given Person for financial reporting purposes shall be deemed an Affiliate of such given Person. For purposes of this Agreement, the Group Companies shall not be treated as Affiliates of the Natixis;

"Amended TRS" means the TRS evidenced by an amended and restated confirmation in relation to the 2022 TRS Confirmation in the form attached as Schedule 2 to this Agreement (the "2024 TRS Confirmation");

"Anti-Corruption Laws" means, with respect to any person, the applicable anti bribery and corruption statutes of jurisdictions where such person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions including without limitation the Article 17 of the Act no. 2016-1691 dated 9 December 2016 on transparency, fight against corruption and modernisation of economy as well as the decree adopted for its implementation, the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act 1977;

Execution Version

"Anti-Money Laundering Laws" means, with respect to any person, the applicable anti-money laundering statutes of jurisdictions where such person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions;

"Authorisation" means any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with, or report or notice to, any Governmental Entity or any other Person (including creditors, director and shareholders), whether given by express action or deemed given by failure to act within any specified time periods;

"Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks are generally open for business in Paris and Hong Kong;

"Buyer Group" means Buyer and its Affiliates from time to time;

"Charter Documents" means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, constitution, memorandum of association, articles of association, bylaws, articles of organisation, certificate of formation, limited liability company agreement, operating agreement, or similar or other constitutive, governing, or charter documents of such Person;

"Closing" means the completion of the Purchase of the Sale Shares by Buyer in accordance with Clause 3.1;

"Closing Date" means the date on which Closing takes place;

"Collateral Shares" means Shares subject to the Security Agreement;

"Company" means Lanvin Group Holdings Limited, an exempted company incorporated in the Cayman Islands with registered number 382280 and whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

"Contract" means a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, legally binding commitment, purchase order, and other legally binding arrangement;

"Control" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise;

Execution Version

"Custody Agreement" means the Custody Agreement by and between Natixis, FIL and THE BANK OF NEW YORK MELLON, LONDON BRANCH dated on or around the date of this Agreement;

"Encumbrance" means any pledge, mortgage, lien, charge (whether fixed or floating), hypothecation, security interest, beneficial ownership, adverse claim, license, assignment, deed of trust (voting or otherwise), option, title retention, preemptive right, attachment, distraint or encumbrance, including without limitation, any restriction on use, enjoyment, voting, alienation, disposal, gift, exchange, receipt of income or exercise of any attributes of ownership;

"Exchange Act" means the Securities and Exchange Act of 1934, as amended;

"Governmental Entity" means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-Governmental Entity of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); (iv) multi-national organisation or body; and/or (v) government entity exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or other power of any nature (including but not limited to stock exchanges);

"Government Official" means (a) an officer, agent or employee of a government (or any agency, department or instrumentality thereof), political party or public international organisation, (b) a candidate for government or political office, or (c) an agent, officer, or employee of any entity owned by a government (other than government owned enterprise);

"Governmental Order" means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Entity;

"Group Company" means the Company or any of its subsidiaries;

"Issuer Acknowledgment" means the Issuer Acknowledgment and Consent issued by Company and acknowledged by Natixis and FIL dated on or around the date of this Agreement;

"Law" means any applicable foreign, multinational, national, federal, state, local, municipal, or other law, statute, treaty, constitution, ordinance, code, edict, rule, regulation, ruling, or requirement, whether temporary, preliminary or permanent, issued, enacted, adopted, promulgated or implemented or otherwise put into effect by or under the authority of any Governmental Entity, including but not limited to the Listing Rules;

Execution Version

"Listing Rules" means the New York Stock Exchange Listed Company Manual;

"Longstop Date" means 14 days upon the Effective Date;

"Material Non-public Information" means:

(i)	any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of the Company; or

(ii)	any insider information which would be likely to have a significant effect on the price (including value) of any securities of FIL or the Company and "insider information" refers to any information of a precise nature about circumstances or events, which have not been made public, referring to FIL or the Company or to any of their respective securities and which, if it were made public, would be likely to have a significant effect on the stock exchange or market price or value of any securities of FIL or the Company (as applicable) such information which constitutes "inside information" (as defined in sections 245 and 285 of the Securities and Futures Ordinance (Cap. 571 of Hong Kong));

"Natixis Group" means Natixis, its branches, subsidiaries, associates and Affiliates and its and their respective directors, members, officers, employees, agents, and controlling persons;

"Ordinary Shares" or "Shares" means the ordinary shares of the Company of a par value USD 0.000001 each;

"Person" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity;

"Relevant Person" means, FIL and any of their Affiliates, as well as the respective officers, directors or employees of FIL and any of their Affiliates;

"Restricted Party" means any persons or entities that are the subject of Sanctions;

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"Security Agreement" means the Security Agreement dated on or around the date of this Agreement whereby FIL creates security over certain cash account and all cash therein and certain securities account and all securities therein in favour of Natixis;

Execution Version

"Security Ancillary Documents" means the Custody Agreement, the Transfer Agent Letter and Issuer Acknowledgement;

"Transfer Agent Letter" means the Transfer Agent Letter from Natixis to and acknowledged by Continental Stock Transfer & Trust Company as the transfer agent of the Shares dated on or around the date of this Agreement;

"Transaction Documents" means this Agreement, the Optional Early Termination Notice, the Security Agreement, Security Ancillary Documents and Stock Power and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby; and

"Warranties" means the warranties and representations given by FIL pursuant to this Agreement, and a "Warranty" means any one of them.

1.2.          Interpretation. The following provisions shall have effect in the interpretation of this Agreement:

1.2.1.	Any reference herein to any Clause, Exhibit or Schedule is to such Clause, Exhibit or Schedule in this Agreement unless the context otherwise requires. The Exhibits and Schedules to this Agreement shall constitute an integral part of this Agreement.

1.2.2.	The index bold typeface, headings and titles herein are used for convenience of reference only and shall not affect the construction of this Agreement.

1.2.3.	Unless the context otherwise requires, words importing the singular include the plural and vice versa, and pronouns importing a gender include all other genders.

1.2.4.	Reference to any legislation or law or to any provision thereof shall include references to any such legislation or law as it may, after the Effective Date, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision.

1.2.5.	The terms "hereof", "herein", "hereby, "hereto" and derivative or similar words refer to this entire Agreement or specified Clauses, Exhibits or Schedules of this Agreement, as the case may be.

Execution Version

1.2.6.	Where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring the Party concerned to exercise, to the extent possible, all rights and powers of control over the affairs of any other Person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

1.2.7.	Reference to "Parties" means the parties to this Agreement and to a "Party" means a party to this Agreement.

1.2.8.	Where a word or expression is defined herein, cognate words and expressions will, if capitalised, be construed analogously.

1.2.9.	Unless the context otherwise requires, if any rights or obligations under this Agreement fall on a date which happens not to be a Business Day, such rights and obligations shall instead fall on the next succeeding Business Day after such date. All references to dates and time are, unless the context requires otherwise, to Hong Kong time.

1.2.10.	References to "including" or "include" are made on a non-exclusive and without limitation basis.

1.2.11.	Any reference to a number or price of Shares or Shares shall be appropriately adjusted to reflect any share split, share consolidation, share dividend, share reclassification, reorganisation, capitalisation issuance or similar transaction affecting the share capital of the Company.

2.             SALE AND PURCHASE OF SALE SHARES

2.1.	Sale and Purchase. Subject to the terms and conditions of this Agreement, Natixis agrees to sell to Buyer, and Buyer agrees to purchase from Natixis, such number of Sale Shares as specified in Clause 2.2 at the Purchase Price (as defined in Clause 2.2) (the "Purchase").

2.2.	Purchase Price. The purchase price (the "Purchase Price") for Buyer to purchase the number of Sale Shares from Natixis is specified below:

Purchase Price	Number of Sale Shares
EUR40,000,000	5,279,644

2.3.          Conditions Precedent. The obligations of Natixis to sell the Sale Shares to Buyer is subject to the fulfilment of the following conditions on terms that are satisfactory to Natixis or waived by Natixis in accordance with this Agreement by not later than 3 pm on the Longstop Date:

Execution Version

2.3.1.	each of the Transaction Documents (excluding the Transfer Agent Letter) having been duly executed and delivered by the parties thereto (other than Natixis);

2.3.2.	the Warranties remaining true, accurate and complete as of the Closing Date as though made on such date;

2.3.3.	the transactions contemplated by the Transaction Documents remaining permitted by applicable Laws and not in violation of applicable Laws, and no Person has instituted or threatened any Action to restrain, prohibit or otherwise challenge any of the transactions contemplated by the Transaction Documents or threatened to take any action as a result of or in anticipation of the implementation of any of the transactions contemplated by the Transaction Documents;

2.3.4.	Buyer having performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before Closing;

2.3.5.	all Authorisations that are required to be obtained by FIL in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents having been duly obtained by FIL and effective as of Closing, and evidence thereof having been delivered to Natixis;

2.3.6.	FIL having delivered a copy of the meeting minutes or board resolutions of its board of directors in respect of the following matters (each certified as a true copy by a member of FIL's in-house legal department or the board of directors): (i) the execution, delivery and performance by FIL of the Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents to which it is a party; (ii) authorisation of a specified person or persons, on its behalf, to sign and dispatch the Transaction Documents to which it is a party; (iii) purchase of the Sale Shares from Natixis, and (iv) create security in favour of Natixis in accordance with the terms of the Security Agreement;

2.3.7.	Buyer having executed and delivered a closing certificate to Natixis, dated as of the Closing Date, certifying the conditions specified in Clauses 2.3.1 to 2.3.6 above; and

Execution Version

2.3.8.	on or prior to the Closing Date, Natixis has received, in form and substance satisfactory to Natixis, a legal opinion, addressed to Natixis of English counsel, as to enforceability of the Security Agreement.

2.4.	Communication with Governmental Entity. The Parties shall, to the extent permitted by applicable Law, give Notice to each other of the receipt of any communication from any Governmental Entity in connection with the Purchase within one (1) Business Day after becoming aware thereof, shall, to the extent permitted by applicable Law, use their best endeavours to deal with all requests and enquiries from such Governmental Entity in consultation with each other, and upon being requested to do so by a Party, the other Parties shall, to the extent permitted under applicable Law, promptly co-operate with and provide all necessary and reasonable information and assistance to any Governmental Entity.

2.5.	Non-satisfaction/Waiver. FIL shall give a written Notice in accordance with Clause 6.1 to Natixis of the non-satisfaction of any condition precedent in Clause 2.3. Natixis may, at any time, waive in whole or in part any of the conditions set out in Clause 2.3 by written Notice to FIL.

2.6.	If the conditions set out in Clause 2.3 are not fulfilled by the Longstop Date or waived in writing by Natixis in accordance with Clause 2.5 on or prior to the Longstop Date, Natixis may, at its sole discretion, extend the Longstop Date or terminate this Agreement, save and except this Clause 2.6, Clauses 4 (Fees and Expenses), 6.1 (Notices), 6.9 (Specific Performance), 6.12 (Confidentiality), 6.5 (Governing Law), 6.7 (Dispute Resolution) and 6.13 (No Rights of Third Parties), which shall survive termination of this Agreement.

2.7.	Conditions Subsequent. FIL shall provide evidence to the satisfaction of Natixis that:

2.7.1.	on or before the date falling five days after the Closing Date, the Company's transfer agent shall deliver a book entry account statement to the parties reflecting the direct registration transfer of the Sale Shares on the Company's books and records, together with the Company's customary restrictive legend to reflect the Buyer's status as an "Affiliate";

2.7.2.	on or before the date falling one week after the Closing Date, the Transfer Agent Letter has been duly executed and delivered by the parties thereto (other than Natixis);

2.7.3.	on or before the date falling one month after the Closing Date, FIL shall procure the Company to complete delegending of the remaining 2,639,822 Ordinary Shares held by Natixis, including to cause its counsel to issue a delegending opinion to its transfer agent; and

Execution Version

2.7.4.	on or before the date falling six months after the Closing Date, FIL shall procure the Company to complete delegending of the Collateral Shares held by Natixis, including to cause its counsel to issue a delegending opinion to its transfer agent, assuming that the applicable conditions to a resale under Rule 144 are satisfied.

3.             CLOSING AND NET SETTLEMENT

3.1.	Date and Place. Subject to the satisfaction of the conditions precedent set out in Clause 2.3 above (except for the conditions precedent waived by Natixis in accordance with Clause 2.5 above), at the closing of the sale and purchase of the Sale Shares, Natixis shall deliver the Stock Power to Buyer evidencing the assignment in full of the Sale Shares to Buyer. In accordance with Section 2(c) of the Issuer Acknowledgement, the Company shall take all required actions to effect the direct registration of the Sale Shares on the books and records of the Company with an instruction to reapply the restrictive legend appliable to securities held by "Affiliates" (within the meaning of Rule 144).

3.2.	Payment and Net Settlement on Closing. By no later than the second Business Day immediately following Closing, Buyer shall pay to Natixis the Net Settlement Amount as calculated below (the date of such payment being the "Payment Date"). The Parties agree that:

3.2.1.	any amounts payable by FIL under the 2022 TRS Confirmation as calculated and notified by Natixis (the "Outstanding Amounts") shall instead become due and payable on the Payment Date by Buyer to Natixis;

3.2.2.	the Independent Credit Cushion and/or Reset Credit Cushion (if any) (each as defined in the 2022 TRS Confirmation), as calculated and notified by Natixis (such aggregate amount as the "Existing Credit Cushion"), which shall be returned by Natixis to FIL in accordance with the terms of the 2022 TRS Confirmation, shall instead become due and payable on the Payment Date by Natixis to Buyer; and

3.2.3.	(i) the Independent Credit Cushion and/or (ii) the Reset Credit Cushion (if any) with respect to the first Reset Credit Cushion Valuation Date immediately after the Closing (the "New Credit Cushion") and (iii) the Structuring Fee (each as defined in the 2024 TRS Confirmation) (the "Structuring Fee") payable by FIL under the 2024 TRS Confirmation as calculated and notified by Natixis shall instead become due and payable on the Payment Date by Buyer to Natixis.

Execution Version

Subject to the paragraph below, the Parties agree that on or prior to the Payment Date, Buyer (or any third party designated by Buyer) shall pay Natixis a net settlement amount (the "Net Settlement Amount") calculated as:

(a)	the Purchase Price; plus

(b)	the Outstanding Amounts; plus

(c)	the sum of the New Credit Cushion and the Structuring Fee; minus

(d)	the Existing Credit Cushion,

by wire transfer of immediately available funds, to the bank account specified below:

Beneficiary:	Natixis (Natixis Capital Market)
Beneficiary Swift:	NATXFRPPMAR
Account Number:	FR7630007000110001048019244
Agent:	Natixis
Agent SWIFT:	NATXFRPPXXX
Reference:	SET COSTUME

The Parties further acknowledge and agree that:

(a)	if calculation the Net Settlement Amount renders a number below zero, the Net Settlement Amount shall be payable by Natixis to Buyer on the Payment Date;

(b)	legal title of the Sale Shares will not be transferred from Natixis to Buyer until Natixis has duly received the Net Settlement Amount in full;

(c)	upon Natixis' execution of this Agreement, Natixis' obligation to return the Existing Credit Cushion under the 2022 TRS Confirmation will be discharged promptly and in all respects;

(d)	upon Natixis' receipt of the Net Settlement Amount, FIL's obligation to pay to Natixis (i) the Outstanding Amounts under the 2022 TRS Confirmation and (ii) the New Credit Cushion and Structuring Fee under the 2024 TRS Confirmation will be discharged promptly and in all respects; and

Execution Version

(e)	if Buyer (or any third party designated by Buyer) fails to pay Natixis the Net Settlement Amount in full, (x) Buyer shall indemnify FIL, upon demand, any and all loss, costs, claims, liabilities and expenses on a full indemnity basis arising out of or in connection with the Existing Credit Cushion, and (y) FIL shall, upon demand, indemnify and hold Natixis harmless from, and reimburse as incurred, any and all loss, costs, claims, liabilities and expenses (including legal fees and expenses) on a full indemnity basis arising out of or in connection with this Agreement, the 2022 TRS Confirmation and/or the 2024 TRS Confirmation.

3.3.	Amendment and Restatement to the TRS. Natixis and FIL agree that upon Closing, 2022 TRS Confirmation shall be amended and restated in the form as set out in Schedule 2 to this Agreement, provided that Natixis has duly received the Net Settlement Amount when due in accordance with Clause 3.2 above.

3.4.	Breach of Closing Obligations by FIL. If FIL fails to comply with any obligation with respect to the Closing (including but not limited to the payment obligation under Clause 3.2 above), Natixis shall be entitled (in addition to and without prejudice to their rights and remedies available, including the right to claim damages) by written Notice to FIL:

3.4.1.	to fix a new date for the Closing (not being more than twenty (20) Business Days after the originally agreed date for Closing) in which case the provisions of Clauses 2 and 3 shall apply to such Closing as so deferred, but provided such deferral may only occur once; or

3.4.2.	to terminate this Agreement.

4.             FEES AND EXPENSES

FIL shall bear all the costs and expenses (including all direct costs and expenses incurred by the members, partners or employees) incurred by the Parties in connection with the transactions contemplated by the Transaction Documents.

5.             REPRESENTATIONS AND WARRANTIES

5.1.          Representations and Warranties by Buyer

As of the date hereof, Buyer represents and warrants to Natixis on the date hereof:

Execution Version

5.1.1.	the statements set out in Schedule 1 are true and accurate and not misleading as of the date of this Agreement;

5.1.2.	it acknowledges that Natixis has entered into this Agreement in reliance upon the Warranties and undertakings made by Buyer (including in connection with compliance with applicable securities laws). Buyer agrees to notify Natixis promptly in writing if any of its agreements or acknowledgements, representations or warranties, or undertakings herein cease to be accurate or complete. Buyer irrevocably consents to the production of, and authorise the Natixis Group to produce, the Transaction Documents to any interested party in any potential or actual dispute or any administrative, regulatory, arbitration or legal proceeding, investigation or official enquiry with respect to the matters set forth herein or pursuant to any requirement of law, regulation or any judicial, administrative, governmental, regulatory or self-regulatory authority or body (including securities exchange);

5.1.3.	each of the Warranties shall be separate and independent and shall not be limited by reference to other paragraph or anything in this Agreement;

5.1.4.	neither Buyer, nor to its knowledge any of its Affiliates (nor to its knowledge any director, officer, employee, affiliate, agent or representative of it or any of its Affiliates) is a person that is, or is 50% (or more) owned or controlled by a person that is:

(i)	the subject of any economic or financial sanctions or trade embargoes implemented, administered or enforced by the U.S. Department of the Treasury's Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other US government authority (including all sanctions administered by OFAC, and its "Specially Designated Nationals and Blocked Persons" lists), the United Nations Security Council, the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills or any other UK government authority, the PRC, Hong Kong, or any other relevant sanctions Governmental Entity ("Sanctions Authority") (collectively, "Sanctions");

(ii)	located, organised or resident in a country or territory that as a whole is the subject of Sanctions (as of the date of this Agreement, comprising Crimea, Cuba, Iran, North Korea and Syria, but subject to such changes as take place over time) ("Sanctioned Country"); or

Execution Version

(iii)	is engaged in any activity that could result in a violation of existing applicable Sanctions administered by a Sanctions Authority by Buyer ("Sanctionable Activity");

5.1.5.	Buyer is not and has never been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions. Buyer shall not (and shall ensure that no other member of the Buyer Group will) engage in any Sanctionable Activity or knowingly violate applicable Sanctions. To the extent Buyer engages in any business involving Restricted Parties or Sanctioned Countries, it shall do so without any involvement, directly or indirectly, of Natixis or the transactions contemplated by this Agreement and shall maintain policies and procedures designed to prevent such business from violating applicable Sanctions;

5.1.6.	Buyer is not engaging nor has it engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it. Buyer shall ensure that no Restricted Party will have any property interest in any funds repaid or remitted by Buyer in connection with this Agreement or any other Transaction Document. Buyer shall not (and shall ensure that no other member of Buyer Group will), fund all or part of any payment under or in connection with the transactions under this Agreement or any other Transaction Document out of proceeds derived from business or transactions with a Restricted Party or from any activity which is in breach of any applicable Sanctions;

5.1.7.	Buyer shall supply to Natixis details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority (on becoming aware of them, and to the extent permitted by law);

5.1.8.	Buyer shall provide written notice of any business or transaction undertaken by Buyer, or any member of Buyer Group, involving (directly or indirectly) any Sanctioned Countries, or that otherwise involves a Restricted Party, in breach of applicable Sanction, to the extent practicable in advance of, and in any event promptly upon, Buyer, or the relevant member of Buyer Group, commencing such business or transaction, together with sufficient details of such business or transaction as Natixis may require to satisfy any Sanctions-related laws, regulations or requirements to which Natixis is subject;

Execution Version

5.1.9.	none of the Relevant Persons is in possession of any Material Non-public Information in relation to the Company or the Shares;

5.1.10.	each Relevant Person shall make such timely notifications and seek such approvals as required in connection with this Agreement by or from applicable regulatory authorities or stock exchanges, as the case may be. Buyer will procure each Relevant Person to comply with this Clause;

5.1.11.	neither Buyer nor (to Buyer's knowledge) any Relevant Person is, or at any time up until immediately after the termination of this Agreement will be, engaged in insider dealing, false trading, price rigging, stock market manipulation or similar conduct that is unlawful or improper pursuant to any applicable laws or regulations;

5.1.12.	neither Buyer nor (to Buyer's knowledge) any Relevant Person knows of, or plans to announce, any transaction or matter which might have a significant effect on, or be likely materially to affect, the price of securities of FIL or the Company that has not been disclosed to Natixis or otherwise become public information;

5.1.13.	neither Buyer nor (to Buyer's knowledge) any Relevant Person has taken any action in connection with this Agreement, with the express intention of affecting the price of securities of FIL or the Company (including having an intention to raise, depress, peg or stabilise the price of such securities) or of creating a false or misleading appearance of active trading in securities of FIL or the Company; and Buyer has procured that each Relevant Person to comply with this Clause;

5.1.14.	Buyer and (to Buyer's knowledge) each Relevant Person have and will at all times fully comply with all applicable laws, rules and regulations in each jurisdiction with regard to this Agreement, including without limitation, those obligations arising with regard to disclosure and reporting under the Exchange Act. Buyer will procure each Relevant Person to comply with this Clause;

5.1.15.	in the course of negotiating the Transaction Documents, other than information about the Transaction Documents themselves, neither Buyer nor any Relevant Person has given Natixis any relevant information which, as determined by Buyer is price sensitive information in relation to FIL or the Company;

Execution Version

5.1.16.	except for the Transaction Documents and the transactions contemplated thereby, neither Buyer nor, to Buyer's knowledge, any Relevant Person is in possession of any information relating to FIL, the Company, or their respective businesses or securities that is required to be disclosed and has not yet been disclosed by FIL or the Company (as applicable) under the applicable laws, regulations and rules;

5.1.17.	neither Buyer, nor to the knowledge of Buyer, any of its subsidiaries, affiliates, any directors, officers, employees or agents have violated any applicable Anti-Corruption Laws or will take any action that would constitute a violation, or implicate Natixis in violation of any applicable Anti-Corruption Laws. Buyer has not made, directly or indirectly, any payment, loan or gift of any money or anything of value to, or for the use of, any Government Official, or any other person in violation of any Anti-Corruption Laws;

5.1.18.	Buyer is not a Governmental Entity or an instrumentality of a government;

5.1.19.	to the knowledge of Buyer, none of Buyer's shareholders, officers, directors or agents is currently a Government Official;

5.1.20.	Buyer has reasonable controls in place and, to its knowledge, will continue to ensure and maintain such controls to provide reasonable assurances that violations of applicable Anti-Corruption Laws will be prevented, detected and deterred; and

5.1.21.	the operations of Buyer do not violate any applicable Anti-Money Laundering Laws.

5.2.	Buyer further warrants and represents to Natixis that the Warranties will be true and accurate and not misleading at Closing as if they had been repeated at Closing.

5.3.          Notification. If after the signing of this Agreement and before Closing:

5.3.1.	Buyer shall become aware that any of the Warranties was untrue, inaccurate or misleading as of the signing of this Agreement; or

5.3.2.	any event shall occur or matter shall arise of which Buyer becomes aware which would reasonably be expected to result in any of the Warranties becoming untrue, inaccurate or misleading at Closing, had the Warranties been repeated at Closing,

Buyer shall notify Natixis in writing as soon as reasonably practicable and in any event prior to Closing setting out full details of the matter and Buyer (as applicable) shall make any investigation concerning the event or matter and take such action, at its own cost, as Natixis may reasonably require.

Execution Version

5.4.	Effect of Closing. The Warranties and all other provisions of this Agreement, to the extent that they have not been performed by Closing with respect to the Purchase, shall not be extinguished or affected by Closing or by any other event or matter (including any satisfaction and/or waiver of conditions precedent contained in Clause 2.3), except by a specific and duly authorised written waiver or release by Natixis.

5.5.          Representations and Warranties of Natixis and FIL

Natixis and FIL each represents, warrants and covenants that each of the following statements is true and accurate and not misleading as of the date of this Agreement and will be true and accurate and not misleading at Closing:

5.5.1.	it is duly organised, validly existing and in good standing under the Laws of the place of its incorporation or establishment;

5.5.2.	all corporate action necessary on its part has been taken for the authorisation, execution and delivery by it of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by it and, assuming due authorisation, execution and delivery by the other parties hereto, constitutes the valid, legal and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

5.5.3.	the execution, delivery and performance of this Agreement by it does not, and the consummation and effectiveness of the transactions contemplated hereunder will not, constitute or result in (a) a breach or violation of, or a default under, its Charter Documents or (b) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of any lien on any of its assets pursuant to any contract binding upon it or under any Law to which it is subject, except, in the case of item (b) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the execution, delivery and performance of this Agreement and the consummation and effectiveness of the transactions contemplated hereunder.

Execution Version

5.5.4.	The Shares in the Share Sale and Security Agreement are "restricted securities", as that term is used in Rule 144(a)(3) under the Securities Act.

5.5.5.	Natixis, with respect to the Share Sale, acquired and fully paid for the Shares subject to the Share Sale more than one year ago from the date hereof. With respect to the Security Agreement, FIL acquired and fully paid for

(i)	3,000,000 Collateral Shares, the holding period of which commences on 2 February 2024;

(ii)	5,279,644 Collateral Shares from Natixis under the Share Sale, the holding period of which commences on Closing; and

(iii)	3,437,656 Collateral Shares from Fosun Fashion Group (Cayman) Limited, the holding period of which commences on 6 June 2024.

5.5.6.	Natixis is not now, and has not been during the preceding three months, an officer, trustee or more than 10% shareholder of the Company or in any other way an "affiliate" of the Company (as that term is defined in Rule 144(a)(1) under the Securities Act), and covenants that it will not dispose of the Sale Shares at any time that it is, or has been during the three months preceding any such proposed disposal, an affiliate of the Company within the meaning of Rule 144 under the Securities Act.

5.5.7.	FIL is an "affiliate" of the Company (as that term is defined in Rule 144(a)(1) under the Securities Act).

5.5.8.	FIL represents and warrants that its potential liability under the Amended TRS is recourse not only to the Collateral Shares but to FIL in a personal capacity.

5.5.9.	The Company has been subject to the requirements of Section 12(b) of the Exchange for more than 90 days and is not, and has not been in the last 12 months, a shell company as described in Rule 144(i)(1).

5.5.10.	As of the date hereof, neither Natixis with respect to the Share Sale nor FIL with respect to the Security Agreement is in possession of any Material Non-public Information in relation to the Company or the Shares and FIL shall not provide Natixis with Material Non-Public Information during the term of the Amended TRS.

Execution Version

5.5.11.	FIL represent and warrant, to their knowledge and in reliance on Section 1 of the Issuer Acknowledgment that the Security Agreement does not violate (x) any organizational documents of the Company, (y) any contract to which the Company is a party (including that there is no lock-up, pooling agreement or other contractual restriction on transfer, nor to any pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance), or (z) any provision of any trading or corporate policy applicable to the and there are no restrictions applicable to the transfer, pledge or disposition of the Collateral Shares, other than transfer restrictions on the Collateral Shares arising solely from the fact that FIL is an "affiliate" of the Company, within the meaning of Rule 144 ("Rule 144") under the Securities Act of 1933 ("Securities Act").

5.5.12.	The Collateral Shares represent less than 10% of the Company's outstanding voting shares.

5.5.13.	Each of Natixis and FIL have their jurisdiction of incorporation and organization and principal place of business outside of the United States.

5.5.14.	FIL has and will at all times fully comply with all applicable laws, rules and regulations in each jurisdiction with regard to this Agreement, including without limitation, those obligations arising with regard to disclosure and reporting under the Exchange Act.

5.5.15.	FIL will procure that the Company shall be current in its filings as required by US securities Law after six months upon effective date of the Security Agreement.

6.             MISCELLANEOUS

6.1.	Notices. All notices, demands and other communications (collectively the "Notices") which may or are required to be given or made by any Party to another in connection with this Agreement shall be in writing (including facsimile) and shall be:

(A)	delivered personally;

(B)	sent by documented overnight delivery service;

(C)	sent by e-mail; or

(D)	sent by facsimile transmission.

Execution Version

Such Notice shall be deemed to have been duly given (1) on the date of delivery if delivered personally; (2) on the Business Day after dispatch by documented overnight delivery service; (3) on the Business Day after the delivering Party's receipt of electronic confirmation of receipt if sent by e-mail; and (4) on the date of facsimile transmission provided that confirmation of a successful transmission is received by the sending Party.

In any case, Notices shall be addressed to the respective Parties as set forth below:

Natixis

Attn:	SECM MO
Address:	Level 72, International Commerce Centre 1 Austin Road West, Kowloon, Hong Kong
Facsimile:	N/A
Email:	set.moasia@natixis.com

FIL

Attn:	Kenneth Yeung / Max Liu / Paul Szeto
Address:	Room 808, ICBC Tower, 3 Garden Road, Hong Kong
Facsimile:	N/A
Email:	kenneth.yeung@fosun.com/ maxliu@fosun.com / paulszeto@fosun.com / hkbank@fosun.com

6.2.	Succession and Assignment. Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. This Agreement and the rights and obligations of each other Party hereunder shall not otherwise be assigned or transferred without the mutual written consent of the other Parties except as expressly provided herein.

6.3.	Amendments and Waiver. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of each Party. Notwithstanding the foregoing, any Party hereunder may waive any of its rights hereunder without obtaining the consent of any Parties.

Execution Version

6.4.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties relating to the subject matter hereof and thereof and supersedes all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings, and arrangements, whether oral, written or inferred, among the Parties relating to the subject matter hereof.

6.5.	Governing Law. This Agreement shall be governed by and construed in all respects in accordance with English law, without reference to conflict of laws principles or their equivalent under the law of any jurisdiction.

6.6.	Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or PDF signature page, and each such counterpart will be deemed an original Agreement for all purposes; provided that no Party will be bound to this Agreement unless and until Natixis has executed a counterpart. For purposes of assembling all counterparts into one document, each Party is authorised to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

6.7.	Dispute Resolution.

6.7.1.	Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (a "Dispute"), shall be referred to and finally resolved by arbitration.

6.7.2.	The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre Administrated Arbitration Rules (the "Rules"). Capitalised terms used in this Section which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

6.7.3.	The arbitral tribunal shall consist of three arbitrators. The members of the arbitral tribunal shall be appointed in accordance with the Rules.

6.7.4.	The seat, or legal place of arbitration, shall be Hong Kong.

6.7.5.	The language used in the arbitral proceedings shall be English.

Execution Version

6.7.6.	When any Dispute occurs and is under arbitration, except for the matters in dispute, the parties hereto shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement. The Parties agree that, without prejudice to their respective rights and remedies in respect of a Dispute, they shall each take such actions as may be necessary to ensure that the non-resolution of such Dispute does not cause FIL or Natixis to breach its statutory or contractual obligations, pending its resolution.

6.7.7.	The award of the arbitration tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

6.7.8.	Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction prior to the constitution of the arbitral tribunal.

6.8.          Announcements.

6.8.1.	No Party shall, without the prior agreement of the other Parties, make any announcement, communication or circular (except to their respective professional advisers) on information regarding the existence or subject matter of this Agreement, or any other agreement or transaction referred to in, or executed in connection with, this Agreement. Each Party agrees that it shall not, and shall not permit any of its related corporations to, make any public announcement in connection with the existence or the subject matter of this Agreement, or any other agreement or transaction referred to in, or executed in connection with, this Agreement, whether in the form of press release or otherwise, without first consulting with and obtaining the written consent of the other Parties. Nothing in this Clause 6.8.1 shall prevent any Party from complying with any obligations imposed on it or them by any statute or any stock exchange or regulatory authority having jurisdiction over such Party or its related corporations, but the Party which has an obligation to make an announcement, communication or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such obligation.

6.8.2.	Notwithstanding the terms of Clause 6.8.1 above, no announcement or circular relating to the Transaction Documents or the transactions contemplated by the Transaction Documents shall in any circumstances disclose or refer in any way to Natixis, Natixis's role as a Party to the Transaction Documents or its involvement in the transactions contemplated by the Transaction Documents (including, without limitation, sale by Natixis of the Sale Shares), unless such disclosure is required by law or any regulatory body or the rules of any relevant stock exchange. Specifically, Natixis' shareholding in the Company may not be announced or disclosed as an equity investment in the Company by Natixis; it may only be announced or disclosed as a financing transaction to FIL, provided that such announcement or disclosure is allowed under this Agreement.

Execution Version

6.8.3.	Notwithstanding the terms of Clause 6.8.1 above, if Natixis is required to make an announcement or disclosure in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents for the purpose of reacting to any market rumour or leakage by any third party in respect of its investment in the Company or by applicable Laws or listing rules of any relevant stock exchange (the terms of which such announcement or disclosure may include, without limitation, that Natixis is not acting as a traditional private equity investor in relation to the Transaction Documents and the transactions contemplated thereby and that the purpose of such transactions is to provide financing only), such announcement or disclosure shall not be subject to the requirements set forth in Clause 6.8.1.

6.9.          Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

6.10.        Further Assurance. Each of Natixis and FIL shall execute and deliver such instruments, documents and other papers, give such written assurances and written consents, and do, or cause to be done, all things otherwise reasonably necessary, proper or advisable under applicable Law, and otherwise reasonably cooperate with each other, in each case as may be required or reasonably requested by the other Party in order to cause, evidence, reflect, consummate and make effective any and all of the matters contemplated by this Agreement, provided that, for purposes of clarification, none of the foregoing shall require a Party to waive any right, term or condition under this Agreement.

Execution Version

6.11.        Severance. If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

6.12.        Confidentiality. The existence or terms of this Agreement, or any other agreement or transaction referred to in, or executed in connection with, this Agreement, all communications between the Parties and all information and other material supplied to or received by any of them from any one or more of the others which is either marked "confidential" or is by its nature intended to be exclusively for the knowledge of the recipient alone, or to be used by the recipient only for the benefit of the Parties, any information concerning the business transactions, financial arrangements or technical know-how of any of the Parties, or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient (the "Confidential Information") shall be kept confidential by the recipient unless and to the extent that:

(A)	disclosure is required by any governmental or regulatory authority or stock exchange having jurisdiction over such Party or person in order to comply with any official directive or guideline, whether or not having the force of law;

(B)	disclosure is made in confidence to professional consultants of such Party or an Affiliate of such Party or any other person, provided that such disclosure is made in confidence or in a confidential offering memorandum and that each such person to whom such disclosure is made has given an undertaking on the same terms as this Clause 6.12;

(C)	disclosure or use is required for the purpose of any judicial, arbitration or other similar proceedings arising out of this Agreement, the disclosure is reasonably required to be made to a tax authority in connection with the taxation affairs of the receiving Party or the disclosure is reasonably required for the purpose of preparing any statutory accounts of the receiving Party; or

Execution Version

(D)	the disclosing Party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to Clause 6.12 (C) (except in the case of disclosure to a tax authority and to the extent permitted by applicable Law), the receiving Party shall give reasonable prior written Notice to the disclosing Party (including a copy of any relevant written request which may exist) and the information is disclosed in a manner that is designed to preserve its confidential nature to the extent permitted by applicable Law. If on the receipt of such a Notice, a Party wishes to take action to oppose or limit such potential disclosure or seek a protective order in respect of the information required to be disclosed, it may do so at its own cost and the receiving Party shall provide it with any reasonable assistance required. For this purpose, "receiving Party" means the Party in receipt of the Confidential Information and "disclosing Party" means the Party who discloses the Confidential Information.

For the purpose of this Agreement, Confidential Information does not include any document, material or other information that:

(i)	was lawfully in the possession of the receiving Party prior to its disclosure by the disclosing Party and had not been obtained from the disclosing Party;

(ii)	is or becomes available to the receiving Party other than as a result of a disclosure by a person known by the receiving Party to be bound by an obligation of secrecy to the disclosing Party;

(iii)	is independently developed by the receiving Party without reference to the Confidential Information; or

(iv)	can be demonstrated by the disclosing Party or person to be in the public domain through no breach or default on the part of such Party, and to the extent that it is in the public domain the confidentiality obligations in this Clause 6.12 shall cease to apply to such Confidential Information.

6.13.        No Rights of Third Parties. The terms and conditions of this Agreement are intended for the benefit of the Parties and are not intended to confer third party beneficiary rights upon any other person nor may any provision of this Agreement be enforced by any other person. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of, or enjoy any benefit under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorised representatives to execute this Agreement as of the date and year first above written.

For and on behalf of

Natixis

By:	/s/ Stephan Verhelst

Name:	Stephan Verhelst

Title:	Managing Director

By:	/s/ Cathy Lam

Name:	Cathy Lam

Title:	Vice President

Settlement Agreement Signature Page

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorised representatives to execute this Agreement as of the date and year first above written.

For and on behalf of

FOSUN INTERNATIONAL LIMITED

By:	/s/ LI Yuanquan

Name:	LI Yuanquan

Title:	Co-CFO

Settlement Agreement Signature Page

Schedule 1 Warranties

1	Due Organization and Power: Buyer is duly incorporated, validly existing and in good standing under the Laws of Hong Kong. Buyer (i) has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which it is required to be so qualified.

2	Capacity: Buyer has the legal right and capacity and full power and authority to enter into and perform this Agreement, each other Transaction Document and any other documents to be executed by it pursuant to or in connection with this Agreement or any other Transaction Document, which when executed will constitute valid and binding obligations on and will be enforceable against such Party in accordance with their respective terms.

3	Authority: Buyer has taken all necessary corporate actions to authorise the execution, delivery and performance of each Transaction Document to which it is a party, and such actions remain in full force and effect. The representative of Buyer who has signed such Transaction Document has the full power and authority to do so on behalf of Buyer.

4	Approvals and Consents: All Authorisations necessary for each of Buyer and the Group Companies to enter into each Transaction Document to which it is a party and to perform its obligations thereunder and, in the case of the Transaction Documents, for Natixis to enforce such obligations, have been duly obtained or effected or will be obtained or effected by Closing.

5	Enforceability: Each Transaction Document to which Buyer or a Group Company is a party will, when executed, constitute valid and binding obligations on such Person, in accordance with their respective terms subject to applicable Laws and rights on insolvency generally.

6	No Breach: The execution and delivery of, and the performance by Buyer or any of the Group Companies of its obligations under each Transaction Document to which it is a party will not and are not likely to: (a) result in a breach of the Charter Documents of such Person, (b) result in a breach of, constitute a default or require any Authorisation under or give any Person a right to terminate, accelerate, cancel or modify, any Governmental Order or any Contract, (c) result in any termination, modification, cancellation or suspension of any material right of, or any augmentation or acceleration of any material obligation of such Person or (d) result in the creation or enforcement of any Encumbrance under any Contract, licence or other instrument, or (e) result in a breach of any applicable Laws.

7	No Litigation: There is no action, suit, proceeding, claim, arbitration or investigation pending (or, to the knowledge of Buyer currently threatened), as of the date of this Agreement, against Buyer or its properties or assets or, to the knowledge of Buyer, as applicable, against any officer, director or employee of Buyer in connection with such officer's, director's or employee's actions taken on behalf of Buyer, as applicable.

Schedule 2 Amended and Restated Confirmation

EXECUTION VERSION

To:	FOSUN INTERNATIONAL LIMITED (“Party B”)

Room 808, ICBC Tower, 3 Garden
Road, Central, Hong Kong

From:	NATIXIS (“Party A”)
7, promenade Germaine Sablon
Paris 75013 Paris
France

Date:   ___________ 2024

Ref.:    SET Costume

Dear Sirs

The purpose of this amended and restated confirmation (this “Confirmation”) is to amend and restate the confirmation entered into between Party A and Party B on 16 September 2019, as amended and restated on 30 December 2021 and 4 November 2022 (the "Original Confirmation") and to confirm the terms and conditions of Transaction (the “Transaction”) entered into between us on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

With effect from (and including) the Amendment Effective Date 2, the Original Confirmation shall be amended and restated in its entirety on the terms set forth herein.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (ISDA), are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of 12 September 2017, as amended and supplemented from time to time (the “Agreement”), between Party A and Party B. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. In the event of any inconsistency between the Agreement and this Confirmation, this Confirmation will govern.

The parties agree that, notwithstanding the terms of sections 6(d) and 6(e) of the Agreement or anything else in the Agreement to the contrary

(a)	the provisions of sections 6(d) (Calculations; Payment Date) and 6(e) (Payments on Early Termination) of the Agreement shall apply separately to:

(i)	the Transaction evidenced by this Confirmation ("This Transaction"); and

(ii)	all Transactions, other than This Transaction, which are at any time outstanding under the Agreement ("Other Transactions"),

with the effect inter alia that, following the designation under the Agreement of an Early Termination Date in respect of which both this Transaction and the Other Transactions shall be Terminated Transactions, two separate Early Termination Amounts shall be calculated in accordance with the terms of the Agreement, one in respect of This Transaction and one in respect of the Other Transactions.

(b)	The terms of the Agreement shall be construed to give effect to the foregoing including, without limitation:

(i)	references in the Agreement to the singular "Early Termination Amount" shall be construed, as the context requires, to the plural "Early Termination Amounts" or "each" "Early Termination Amount";

(ii)	for the purposes of section 6(d)(i) (Statement) of the Agreement, there shall be separate statements in respect of each Early Termination Amount;

(iii)	each Early Termination Amount shall be payable on the relevant date determined pursuant to section 6(d)(ii) (Payment Date); one Early Termination Amount may accordingly become payable on a different date from the other Early Termination Amount; and

(iv)	the Early Termination Amount calculated in respect of:

(A)	this Transaction shall be calculated in accordance with the provisions of section 6(e)(i) (Events of Default) or 6(e)(ii) (Termination Events) of the Agreement, as modified by the modifications to the calculation of the Early Termination Amount set out in "Disposal Following Transaction Early Termination Date"; and

(B)	the Other Transactions shall be calculated in accordance with the provisions of section 6(e)(i) (Events of Default) or 6(e)(ii) (Termination Events) without regard to the modifications to the calculation of the Early Termination Amount set out in "Disposal Following Transaction Early Termination Date".

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates.

The terms of the particular Transaction to which this Confirmation relates are as follows:

1. GENERAL TERMS

Trade Date:	16 September 2019

Effective Date:	Subject to paragraph 6.1 (Initial Conditions Precedent) below, the Subscription Date.

Amendment Effective Date 1:	The date on which Party A executes and/or agrees to be bound by the Lock-Up Agreement and the IRA, provided that:

(a)	all conditions precedent in paragraph 6.2 (Amendment Conditions Precedent) are satisfied in the reasonable discretion of Natixis; and

(b)	on the Amendment Effective Date 1:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing in respect of which Party B is the Defaulting Party;

(ii)	no Termination Event has occurred and is continuing in respect of which this Transaction is an Affected Transaction; and

(iii)	no Extraordinary Event has occurred in relation to the Shares where Cancellation and Payment applies or is deemed to apply to this Transaction (and the transactions implemented by the SPAC Documents shall not be considered to be an Extraordinary Event).

If the Amendment Effective Date 1 does not occur on or prior to the Amendment Effective Long Stop Date then, other than with respect to the costs and expenses payable by Party B to Party A pursuant to subparagraphs (k) of paragraph 5.2 (Additional Agreements and Undertakings) below (which, for the avoidance of doubt, shall remain payable by Party B on the dates specified in those sub-paragraphs), the Amended and Restated Confirmation shall not take effect and no amendment will be made to this Confirmation.

"Amendment Effective Long Stop Date" means 15 November 2022. "SPAC Documents" means the following documents:

(a)	the Lock-Up Agreement by and among Party A, LGHL (as defined below), Primavera Capital Acquisition Corporation (the "SPAC") and other parties dated on or around the date of this Confirmation (the "Lock-Up Agreement");

(b)	the Investor Rights Agreement by and among Party A, LGHL, the SPAC and other parties dated on or around the date of this Confirmation (the "IRA"); and

(c)	the Business Combination Agreement by and among LGHL, Lanvin Group Heritage I Limited, Lanvin Group Heritage II Limited, the SPAC and other parties dated March 23, 2022 and as amended on October 17, 2022 and October 20, 2022 (as may be further amended, restated, modified or varied from time to time, the "BCA").

Amendment Effective Date 2:	Closing Date (as defined in the Settlement Agreement by and between Party A and Party B dated on or around the date of this Confirmation (the "Settlement Agreement")), provided that Party A has received the Net Settlement Amount (as defined in the Settlement Agreement) when due in accordance with the terms of the Settlement Agreement.

Termination Date:	The Termination Date shall be:

(a)	if an IPO Date has not occurred before the Auction Period Cut-off Date, the Non-IPO Termination Date; and

(b)	if an IPO Date has occurred before the Auction Period Cut-off Date, the Post-IPO Termination Date,

where:

"Non-IPO Termination Date" means the earlier of:

(a)	the date on which Party A has received or is deemed to have received the Total Disposal Proceeds in respect of the Disposal of all of the Underlying Shares pursuant to the provisions of "Disposal of Underlying Shares" below;

(b)	the Auction Period Cut-off Date which is deemed to be a Non-IPO Termination Date pursuant to paragraph (g) of the provisions in "Private Auction Process" below; and

(c)	the Non-IPO Termination Long-Stop Date.

"Post-IPO Termination Date" means the earlier of:

(a)	the date on which Party A has received or is deemed to have received the Total Disposal Proceeds in respect of the Disposal of all of the Underlying Shares pursuant to the provisions of "Disposal of Underlying Shares" below; and

(b)	the Post-IPO Termination Long-Stop Date.

"Non-IPO Termination Long-Stop Date" means:

(a)	if Party A has not elected to extend the Non-IPO Termination Long-Stop Date pursuant to the provisions of "Non-IPO Termination Long-Stop Date Extension Option" below, the Original Non-IPO Termination Long-Stop Date; or

(b)	if Party A has elected to extend the Non-IPO Termination Long-Stop Date pursuant to the provisions of "Non-IPO Termination Long-Stop Date Extension Option" below, the Extended Non-IPO Termination Long-Stop Date.

"Original Non-IPO Termination Long-Stop Date" means the date falling 48 calendar months after the Effective Date.

"Extended Non-IPO Termination Long-Stop Date" means the date falling 60 calendar months after the Effective Date.

"Post-IPO Termination Long-Stop Date" means 15 June 2025.

Each of the above shall be subject to adjustment in accordance with the Business Day Convention.

Non-IPO Termination Long-Stop Date Extension Option:	Party A may, in its sole discretion, on any day during the First Lock-up Period, by written notice to Party B, elect to extend the Non-IPO Termination Long-Stop Date from the Original Non-IPO Termination Long-Stop Date to the Extended Non-IPO Termination Long-Stop Date.

"First Lock-up Period" means the period from and including the Effective Date to and excluding the date falling thirty six (36) calendar months after the Effective Date.

Post-IPO Termination Long-Stop Date Extension Option:	Party A may, in its sole discretion, on or after the IPO Date, by notice to Party B, elect to extend the Post-IPO Termination Long-Stop Date from the Original Post-IPO Termination Long-Stop Date to the Extended Post-IPO Termination Long-Stop Date.

 "Second Lock-up Period" means the period from and including the IPO Date to and excluding the date falling fifteen (15)  calendar months after the IPO Date.

IPO:	(i)	Any initial public offering of the Shares on an Agreed Stock Exchange (other than the SPAC Listing) provided that the minimum number of investors purchasing Shares in such initial public offering shall satisfy the requirements prescribed by the Agreed Stock Exchange and/or the relevant regulatory authorities and such initial public offering results in the listing and commencement of trading of the Shares on such Agreed Stock Exchange; or

(ii)	the SPAC Listing.

Any reference in this Confirmation to the "occurrence of an IPO" or other terms having a similar effect shall mean the commencement of trading of the Shares in the manner set forth above on the Agreed Stock Exchange (including, for these purposes, the SPAC Listing).

"Agreed Stock Exchange" means any of the New York Stock Exchange, the Nasdaq Stock Market’s National Market System, Euronext, the Main Market of the London Stock Exchange, the Main Board of the Hong Kong Stock Exchange, the Main Board of the Singapore Exchange Limited, or such other stock exchange as agreed by the Parties.

"SPAC Listing" means the ordinary shares of LGHL being listed on the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 (as amended) from or shortly after (as the case may be) the Closing under the BCA.

If an IPO (other than the SPAC Listing) occurs on any Agreed Stock Exchange other than the Main Board of the Hong Kong Stock Exchange, then the Calculation Agent may adjust such of the terms of this Confirmation as it in its sole discretion considers necessary or desirable to address any legal, regulatory or other requirements resulting from the fact that the IPO is taking place on such other Agreed Stock Exchange. The consent of Party B to any such adjustments to the terms of this Confirmation shall not be required. The Calculation Agent shall use reasonable endeavours to consult with Party B prior to making any such adjustments to the terms of this Confirmation, but failure of the Calculation Agent to do so shall not in any way affect any such adjustments to the terms of this Confirmation.

"Closing" means the closing of the Mergers and the other Transactions (each as defined in the BCA) contemplated by the BCA to occur or become effective in connection therewith in accordance with the terms and subject to the conditions of the BCA, as determined by the Calculation Agent.

"Closing Date" means the date on which Closing occurs.

IPO Date:	The date of the occurrence of an IPO in respect of the Shares; provided that if the SPAC Listing occurs, the IPO Date shall be the date on which the SPAC Listing occurs.

Issuer:	(i)	Prior to the Merger Effective Time, Fosun Fashion Group (Cayman) Limited ("FFG"), an exempted company incorporated in the Cayman Islands with registered number 333622 and whose registered office address is at Tricor Services (Cayman Islands) Limited, P.O. Box 10008, Willow House, Cricket Square, Grand Cayman KY1-1001, Cayman Islands; and

(ii)	following the Merger Effective Time, Lanvin Group Holdings Limited (“LGHL”), an exempted company incorporated in the Cayman Islands with registered number 382280 and whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

"Merger Effective Time" means the time at which the Initial Underlying Shares are cancelled in exchange for 7,919,466 PubCo Ordinary Shares pursuant to the Second Merger (as defined under the BCA).

"PubCo Ordinary Shares" means ordinary shares of LGHL of a par value USD 0.000001 each.

Shares:	(i)	Prior to the Merger Effective Time, the ordinary shares of par value EUR 1.00 each in the capital of FFG; and

 (ii)         following the Merger Effective Time, the PubCo Ordinary Shares.

Underlying Shares:	Means, on any day, a number of Shares determined by the Calculation Agent equal to:

(X)         Prior to the Merger Effective Time,

(a)	the 29,411,764 of Shares subscribed for and purchased by Party A on the Subscription Date pursuant to the Subscription Agreement (the "Initial Underlying Shares"), minus

(b)	the aggregate number of such Shares of which Party A has disposed pursuant to "Early Disposal" below; and

(Y)	following the Merger Effective Time and prior to the Amendment Effective Date 2 (exclusive), 7,919,466 PubCo Ordinary Shares issued to Party A pursuant to the Second Merger (as defined in the BCA) at the Merger Effective Time; and

(Z)           following the Amendment Effective Date 2 (inclusive),

(a)	2,639,822 PubCo Ordinary Shares, minus

(b)	the aggregate number of the Shares of which Party A has disposed pursuant to "Early Disposal" below.

"Subscription Agreement" means the subscription agreement dated 16 September 2019 between, inter alia, FFG and Party A pursuant to which Party A subscribed for 29,411,764 Shares, as amended and supplemented from time to time.

"Subscription Date" means the Completion Date in respect of the subscription of the Relevant Subscription Shares (each as defined in the Subscription Agreement) for which Party A shall subscribe pursuant to the Subscription Agreement.

Party B shall have no beneficial or other property interest in or rights to the Underlying Shares (including but not limited to voting rights), and no charge, mortgage, pledge, lien or other security or quasi-security interest is being granted to Party B in respect of the Underlying Shares pursuant to the terms of, or in connection with, this Transaction.

Exchange:	Prior to the occurrence of the IPO Date, none. On or after the IPO Date, the Agreed Stock Exchange on which the Shares are listed or are to be listed.

Structuring Fee:	Party B shall, by no later than five (5) Business Days prior to the Effective Date, pay the following Structuring Fee to Party A:

(a)	if the Equity Notional Amount as of the Effective Date is less than or equal to EUR 60,000,000, the Structuring Fee shall be an amount in EUR equal to 3 per cent. of the Equity Notional Amount as of the Effective Date; and

(b)	if the Equity Notional Amount as of the Effective Date is greater than EUR 60,000,000, the Structuring Fee shall be an amount in EUR equal to the aggregate of:

(i)	3 per cent. of EUR 60,000,000; and

(ii)	1.5 per cent. of the difference between the Equity Notional Amount as of the Effective Date and EUR 60,000,000.

Unless otherwise agreed by the parties, Party B shall, by no later than two (2) Business Days following the Amendment Effective Date 2, pay to Party A an amount in EUR equal to 0.7 per cent. of the Equity Notional Amount as of the Amendment Effective Date 2.

Equity Amounts Payable by Party A

Equity Amount Payer:	Party A

Equity Amount Receiver:	Party B

Number of Shares:	On any day, a number of Shares equal to the Underlying Shares.

Equity Notional Amount:	On any day, the Number of Shares multiplied by the Initial Price.

Equity Notional Reset:	Not Applicable

Type of Return:	Total Return

Initial Price:	Prior to the Merger Effective Time, the price per Share at which Party A subscribes for the Initial Underlying Shares pursuant to the Subscription Agreement.

Following the Merger Effective Time, EUR 60,000,000 divided by the number of PubCo Ordinary Shares issued to Party A pursuant to section 2.3(f)(i) of the BCA at the Merger Effective Time, rounded to the nearest two decimal places with 0.005 or above being rounded upwards.

Final Price:	Notwithstanding section 5.9(c) of the Equity Definitions, the Final Price per Share shall be an amount in EUR determined by the Calculation Agent on the Valuation Date equal to the Proceeds per Share realized by Party A in respect of the Disposal of the Underlying Shares.

"Proceeds per Share" means:

(a)	in respect of any Disposal (including, without limitation, by way of Block Sale) of the Underlying Shares which is not an On-Exchange Disposal, an amount in EUR determined by the Calculation Agent equal to the consideration per Share (as reduced by any Transaction Expenses) realized by Party A in Disposing of the Underlying Shares; and

(b)	in respect of an On-Exchange Disposal, an amount in EUR determined by the Calculation Agent equal to the volume weighted average of the consideration per Share (as reduced by any Transaction Expenses) realized by Party A in selling the Underlying Shares by way of such On-Exchange Disposal; provided that if such consideration is denominated in a currency other than EUR, the value of such consideration shall be converted into EUR by the Calculation Agent, taking into consideration all available information that it considers relevant, including the rate of exchange which the Hedging Party would apply acting in a commercially reasonable manner on a date and at a time determined by the Calculation Agent, provided always that if Party A has been unable to Dispose of some or all of the Underlying Shares by the applicable Disposal Cut-off Date, for the purposes of this Transaction, such Underlying Shares that are not Disposed of shall be deemed to have been Disposed of for zero consideration.

For the avoidance of doubt, if the amount of the Transaction Expenses in respect of the Disposal of any Underlying Shares is greater than the consideration received in respect of the Disposal of such Underlying Shares, the Proceeds per Share shall be a negative number equal to the consideration per Share minus the Expenses per Share.

"Total Disposal Proceeds" means, in respect of any Disposal, an amount in EUR determined by the Calculation Agent equal to the product of (a) the relevant Proceeds per Share and (b) the number of Shares subject to such Disposal.

"Expenses per Share" means, in respect of any Disposal, an amount in EUR determined by the Calculation Agent equal to (a) the relevant Transaction Expenses divided by (b) the number of Shares subject to such Disposal.

"Transaction Expenses" means any reasonably incurred expenses, brokerage, legal or other fees, costs, stock transfer taxes, stamp duties, levies, charges, and commissions incurred, deducted or withheld by Party A in connection with the Disposal of any of the Underlying Shares in accordance with the terms of this Confirmation, provided that if any such amount is denominated in a currency other than EUR, the value of such amount shall be converted into EUR by the Calculation Agent, taking into consideration all available information that it considers relevant, including the rate of exchange which the Hedging Party would apply acting in a commercially reasonable manner on a date and at a time determined by the Calculation Agent.

Disposal of Underlying Shares:	(a)	Prior to the occurrence of the Amendment Effective Date 1, Party A shall Dispose of the Underlying Shares in accordance with the following procedure:

(i)	Disposal of Underlying Shares prior to an IPO Date: Subject to sub-paragraphs (ii), (iii) and (iv) below:

(A)	if, during the First Lock-up Period, Party A or Party B, as the case may be, consents to a Request for Sale in respect of some or all of the Underlying Shares pursuant to paragraph (a)(iii) of "Early Disposal" below, Party A shall use reasonable endeavours to sell or transfer the relevant Underlying Shares to the person(s) identified in such Request for Sale by the final day of the First Lock-up Period; and

(B)	if, on the Business Day immediately following the end of the First Lock-up Period, Party A has not completed the Disposal of all of the Underlying Shares, Party A shall use reasonable endeavours to Dispose of all of the remaining Underlying Shares by the Auction Period Cut-off Date in accordance with the provisions of "Private Auction Process" below;

(ii)	Disposal of Underlying Shares pursuant to Tagalong Right or Drag-along Right: Subject to subparagraph (iv) below, and regardless of whether Party A may have commenced any process for the Disposal of the Underlying Shares pursuant to sub-paragraph (i) above, if, at any time prior to the Auction Period Cut-off Date:

(A)	Party A is required, pursuant to clause 6.7 (Drag-Along Rights) of the Shareholders Agreement, to transfer all of the Underlying Shares to a Proposed Purchaser (as defined in the Shareholders Agreement), Party A shall, as permitted pursuant to the provisions of "Early Disposal" below, use reasonable endeavours to sell all of the Underlying Shares to the Proposed Purchaser in accordance with the terms of the Shareholders Agreement; or

(B)	Party A elects to exercise its rights under the provisions of "Tag-along Right" below to transfer some or all of the Underlying Shares to a Proposed Purchaser, Party A shall use reasonable endeavours to transfer some or all of the Underlying Shares to the Proposed Purchaser in accordance with the provisions of "Tag-along Right" below.

"Shareholders Agreement" means the shareholders agreement dated 31 May 2021 hereof between, inter alia, Party A, Fosun Fashion Holdings (Cayman) Limited and FFG in respect of FFG, as amended and supplemented from time to time.

(iii)	Disposal of Underlying Shares following an IPO Date: Subject to sub-paragraph (iv) below, if, at any time prior to the Auction Period Cut-off Date, an IPO Date occurs, and if, on the Business Day immediately preceding such IPO Date, Party A has not completed the Disposal of all of the Underlying Shares, then Party A shall, following the exercise of the Optional Early Termination in respect of all of those remaining Underlying Shares pursuant to the provisions of paragraph 8 (Optional Early Termination) below, use reasonable endeavours to Dispose of those remaining Underlying Shares by way of On-Exchange Disposal or Block Sale by the Post-IPO Termination Date, subject to any lock-up restrictions under the SPAC Documents.

(iv)	Disposal of Underlying Shares following Transaction Early Termination Date: If, at any time prior to the Termination Date, a Transaction Early Termination Date occurs, then, notwithstanding the terms of sub-paragraphs (i) to (iii) above, and notwithstanding that Party A may have commenced a process for the Disposal of the Underlying Shares pursuant to any of the methods of Disposal specified in sub-paragraphs (i) to (iii) above, the provisions of "Disposal Following Transaction Early Termination Date" below shall apply.

(b)	Following the occurrence of the Amendment Effective Date 1 but prior to the expiration of the "Lock-Up Period" (as defined in the Lock-Up Agreement) applicable to Party A (the "SPAC Lock-Up", and such expiration date as the "PubCo Lock-Up Expiration Date"):

(i)	Disposal of Underlying Shares before PubCo Lock-Up Expiration Date: Party A shall not have any obligation to Dispose of the Underlying Shares if it would result in a breach of the SPAC Documents or any applicable securities laws; and

(ii)	Disposal of Underlying Shares following Transaction Early Termination Date (Pre-PubCo Lock-Up Expiration Date): If, at any time prior to the Termination Date and prior to the PubCo Lock-Up Expiration Date, a Transaction Early Termination Date occurs, then, notwithstanding the terms of sub-paragraph (i) above, and notwithstanding that Party A may have commenced a process for the Disposal of the Underlying Shares pursuant to the terms of the SPAC Documents (including, without limitation, a Disposal to one or more Permitted Transferees (as defined in the Lock-Up Agreement), the provisions of "Disposal Following Transaction Early Termination Date" below shall apply.

(c)	Following the PubCo Lock-Up Expiration Date, Party A shall Dispose of the Underlying Shares in accordance with the following procedure:

(i)	Disposal of Underlying Shares following PubCo Lock-Up Expiration Date: Subject to sub-paragraph (ii) below, if the Optional Early Termination is exercised in respect of some or all of the Underlying Shares pursuant to the provisions of paragraph 8 (Optional Early Termination) below, Party A shall use reasonable endeavours to Dispose of such Underlying Shares by way of On-Exchange Disposal or Block Sale by the Post-IPO Termination Date, subject to any lock-up restrictions under the SPAC Documents.

(ii)	Disposal of Underlying Shares following Transaction Early Termination Date (Post-PubCo Lock-Up Expiration Date): If, at any time prior to the Termination Date, a Transaction Early Termination Date occurs, then, notwithstanding the terms of sub-paragraph (i) above, and notwithstanding that Party A may have commenced a process for the Disposal of the Underlying Shares pursuant to the method of Disposal specified in sub-paragraph (i) above, the provisions of "Disposal Following Transaction Early Termination Date" below shall apply.

(d)	"Disposal" shall mean an orderly sale or other realisation by Party A of some or all of the Underlying Shares by Party A in the relevant manner contemplated under paragraphs (a) to (c) above, subject to all applicable contractual limitations or requirements under the Transaction Documents, the SPAC Documents and other documentation relating to the Underlying Shares. "Dispose" and cognate terms shall be construed accordingly. Party A may take such steps as it, in its sole and absolute discretion, considers appropriate in order to effect a Disposal including, but not limited to, selecting an alternative method of Disposal if Party A determines that it will not be possible to effect the Disposal using any method of Disposal contemplated under paragraphs (a) to (c) above; provided that such Disposal shall not breach any provision of the Shareholders Agreement, the Subscription Agreement or the SPAC Documents (as applicable). Except where, pursuant to paragraphs (a) to (c) above, Party A is required to Dispose of some or all of the Underlying Shares to an identified person, Party A shall be entitled to effect a Disposal by way of one or multiple transaction(s) on one or more day(s).

(e)	Party A shall use commercially reasonable endeavours to attempt to effect the Disposal of the relevant Underlying Shares on the relevant date, or by the applicable cut-off date, specified in paragraphs (a) to (c) above, and, in respect of a Disposal of the Underlying Shares pursuant to, as the case may be, subparagraph (a)(i)(B) (Disposal of Underlying Shares Prior to an IPO Date), sub-paragraph (a)(iii) (Disposal of Underlying Shares following an IPO Date) or sub-paragraph (c)(i) (Disposal of Underlying Shares following Transaction Early Termination Date (Post-PubCo Lock-Up Expiration Date)) above, Party A shall in any event use commercially reasonable endeavours to Dispose of the Underlying Shares by the applicable Disposal Cut-off Date. However, Party A shall not have any liability if the Disposal of the relevant Underlying Shares has not been completed on the relevant date, or by the applicable cut-off date, specified in paragraphs (a) to (c) above, or, in respect of a Disposal of the Underlying Shares pursuant to sub-paragraph (a)(i)(B) (Disposal of Underlying Shares Prior to an IPO Date), sub-paragraph (a)(iii) (Disposal of Underlying Shares following an IPO Date) or subparagraph c(ii)(c)(ii) (Disposal of Underlying Shares following Transaction Early Termination Date (Post-PubCo Lock-Up Expiration Date)) above, by the applicable Disposal Cut-off Date (as the case may be).

(f)	In respect of a Disposal of the Underlying Shares pursuant to subparagraph (a)(i)(B) (Disposal of Underlying Shares Prior to an IPO Date), sub-paragraph (a)(iii) (Disposal of Underlying Shares following an IPO Date) or sub-paragraph (c)(ii) (c)(ii) (Disposal of Underlying Shares following Transaction Early Termination Date (Post-PubCo Lock-Up Expiration Date)) above, if Party A has been unable to Dispose of some or all of the Underlying Shares by the applicable Disposal Cut-off Date, for the purposes of this Transaction, all such Underlying Shares shall be deemed to have been Disposed of for zero consideration on the applicable Disposal Cut-off Date and the applicable Disposal Cut-off Date shall be the Termination Date.

(g)	Party B shall, within 2 Business Days of demand, indemnify Party A against (without double counting any expenses incurred under sub-paragraph (g) of the provisions of "Disposal Following Transaction Early Termination Date" or sub-paragraph (k) of paragraph 5.2 (Additional Agreements and Undertakings)) any cost, expenses, loss or liability incurred by Party A in connection with the Disposal of the Underlying Shares (including, without limitation, the costs of defending any litigation, court or other proceedings in connection with the Disposal of the Underlying Shares) except to the extent any such cost, expenses, loss or liability was incurred as a direct result of any wilful default, gross negligence or fraud of Party A.

"Auction Period Cut-off Date" means the date falling nine (9) calendar months after the first Business Day immediately following the end of the First Lock-up Period or such later date notified to Party B by Party A in writing in its sole discretion, provided that such later date shall fall on or prior to the Non-IPO Termination Long-Stop Date.

"Disposal Cut-off Date" means:

(a)	in respect of a Disposal of Underlying Shares pursuant to subparagraph (a)(i)(B) (Disposal of Underlying Shares Prior to an IPO Date) above, the Auction Period Cut-off Date; or

(b)	in respect of a Disposal of Underlying Shares pursuant to subparagraph (a)(iii) (Disposal of Underlying Shares following an IPO Date) or sub-paragraph (c)(ii)(c)(ii) (Disposal of Underlying Shares following Transaction Early Termination Date (Post-PubCo Lock-Up Expiration Date)) above, the Post-IPO Termination Date.

"Transaction Early Termination Date" means:

(a)	any Early Termination Date designated in respect of this Transaction pursuant to sections 6(a) or 6(b)(iv) of the Agreement; or

(b)	in respect of an Extraordinary Event where Cancellation and Payment applies or is deemed to apply to this Transaction, the date on which the Calculation Agent gives notice to the parties that the consequence of such Extraordinary Event is the cancellation of this Transaction.

Restriction on Disposal of Underlying Shares:	Subject to "Early Disposal" below and provided that no Material Event has occurred and is continuing, Party A shall not:

(i)	at any time during the First Lock-up Period Dispose of or otherwise deal in or transfer any Underlying Shares to any person other than by way of a transfer to a Permitted Transferee (as defined in this "Restriction on Disposal of Underlying Shares" below); or

(ii)	if the Second Lock-up Period expires after the PubCo Lock-Up Expiration Date, (a) at any time during the SPAC Lock-Up, Dispose of or otherwise deal in or transfer any Underlying Shares to any person other than by way of a transfer to a Permitted Transferee (as defined in the Lock-Up Agreement); and (b) at any time from and including the PubCo Lock-Up Expiration Date to and excluding the expiration date of the Second Lock-Up Period, Dispose of or otherwise deal in or transfer any Underlying Shares to any person other than by way of a transfer to a Permitted Transferee (as defined in this "Restriction on Disposal of Underlying Shares" below); or

(iii)	if the Second Lock-up Period expires on or before PubCo Lock-Up Expiration Date, at any time during the SPAC Lock-Up, Dispose of or otherwise deal in or transfer any Underlying Shares to any person other than by way of a transfer to a Permitted Transferee (as defined in the Lock-Up Agreement); or

(iv)	at any time during the Third Lock-up Period Dispose of or otherwise deal in or transfer any Underlying Shares to any person other than by way of a transfer to a Permitted Transferee.

"Material Event" means:

(a)	the occurrence of any Early Termination Date following the occurrence of:

(i)	an Event of Default in respect of which Party B is the Defaulting Party; and/or

(ii)	a Termination Event in respect of which this Transaction is an Affected Transaction; and/or

(b)	any Extraordinary Event in relation to the Shares where Cancellation and Payment applies or is deemed to apply to this Transaction; and/or

(C)	breach of any material obligations under the BCA or the other SPAC Documents in the reasonable discretion of Party A.

Restrictions on Disposal of Shares by Party B following an IPO Date:

"Permitted Transferee" means Party A or any Affiliate (as defined in the Shareholders Agreement) of Party A.

"Third Lock-up Period" means the period from and including Amendment Effective Date 2 to and including 15 May 2025.

At any time during the period from and including an IPO Date to and including the Termination Date, except as otherwise provided in this Confirmation, Party B undertakes not to sell or transfer (whether in the IPO, or following the IPO Date, by way of On-Exchange Disposal or Block Sale) any Shares in the Issuer held by Party B, whether directly or indirectly (including, without limitation, through any of Party B's Subsidiaries).

Private Auction Process:	In respect of a Disposal of the Underlying Shares pursuant to the provisions of item (B) of sub-paragraph (a)(i) (Disposal of Underlying Shares Prior to an IPO Date) of "Disposal of Shares" above, Party A shall use reasonable endeavors to Dispose of all of the Underlying Shares in accordance with the following auction process:

(a)	Party A shall, following the end of the First Lock-up Period and by no later than three (3) months following the end of the First Lockup Period, appoint a Leading Dealer and then give notice to Party B requiring Party B to appoint a Leading Dealer by no later than 10 Business Days after the date of such notice (the "Appointment Cut-off Date"). If Party B fails to appoint a Leading Dealer by the Appointment Cut-off Date, the Leading Dealer appointed by Party A shall be the sole Leading Dealer. If there is any disagreement or dispute between the Leading Dealer appointed by Party A and the Leading Dealer appointed by Party B with regards to any matter relating to the Disposal of the Underlying Shares pursuant to the provisions of this "Private Auction Process", both Leading Dealers shall act in accordance with the instructions of Party A, which shall be binding on both parties;

(b)	during the Auction Period, the Leading Dealer(s) shall use commercially reasonable endeavours to obtain binding and irrevocable firm offers (“Offers”) from potential purchasers to purchase all or part of the Underlying Shares held by Party A and to ensure the validity of the Offers and the capacity of the relevant potential purchasers to purchase the Underlying Shares. For this purpose, Party B shall be permitted to submit an Offer in respect of the Underlying Shares as any other potential purchaser;

(c)	the Underlying Shares shall be sold to the potential purchaser(s) who has made the highest Offer (the “Purchaser(s)”). In the event that the highest Offer is made in respect of only a portion of the Underlying Shares, then the Leading Dealer(s) shall allocate the Underlying Shares to the potential purchasers in such a way as to maximize the Total Disposal Proceeds of the Underlying Shares (which for the avoidance of doubt may involve selling the Underlying Shares in part to different potential purchasers);

(d)	Party A shall not be required to give any representation or warranty to the Purchaser(s) in respect of the Underlying Shares except that (i) the Underlying Shares are free and clear of any Encumbrances (as defined in the Shareholders Agreement) (ii) Party A is authorized to sell the Underlying Shares, and (iii) Party A is the beneficial owner and owner of record of such Underlying Shares;

(e)	Party B undertakes to cooperate with Party A and to facilitate the Private Auction Process. Party B shall provide the potential purchasers with:

(i)	the same information in respect of the Underlying Shares as is provided to Party A pursuant to Applicable Law and the terms of the Shareholders' Agreement;

(ii)	any other legal, financial, tax and/or commercial due diligence information that may be reasonably requested by the potential purchasers subject to compliance with anti-trust and/or other regulatory requirements; and

(iii)	the opportunity to submit questions to the management of the Issuer and Party B relating to the Shares;

(f)	the Purchaser(s) of the Underlying Shares shall not be required to be party to the Shareholders Agreement and Party B is not obliged to grant to the Purchaser(s) the same rights as those set out in the Shareholders Agreement;

(g)	for the avoidance of doubt, as provided in sub-paragraph (f) of "Disposal of Underlying Shares" above, if Party A has been unable to Dispose of some or all of the Underlying Shares by the Auction Period Cut-off Date (being the applicable Disposal Cut-off Date for the purposes of this sub-paragraph (g)), all such Underlying Shares shall be deemed to have been Disposed of for zero consideration on the Auction Period Cut-off Date and the Auction Period Cut-off Date shall be the Non-IPO Termination Date; and

(h)	Party B agrees that Party A has sole discretion as to when the Auction Period commences, provided that the Auction Period shall commence by no later than three (3) months following the end of the First Lock-up Period. Party B undertakes not to raise any dispute with respect to the term of the Auction Period as long as Party A acts pursuant to the provisions of this "Private Auction Process".

"Auction Period" means the period from (and including) the Business Day immediately following the end of the First Lock-up Period or such later date as determined by Party A in its sole discretion that falls on or prior to three (3) months following the end of the First Lock-up Period, to (and excluding) the Auction Period Cut-off Date.

"Leading Dealer" means any leading investment bank or regulated financial entity with expertise in acquiring and disposing of private company shares comparable to the Shares in the relevant market for transactions in the Shares.

Tag-along	Right: If, at any time prior to an IPO Date, Party B proposes to sell or transfer, or procure the sale or transfer, to any person (a "Proposed Transferee") of any Shares held directly or indirectly by it (a "Party B Share Transfer") (including, but without limitation, where Party B is required to do so in accordance with the provisions of clause 8 (Anti-Dilution Protection) of the Shareholders Agreement) Party B shall first deliver a written notice (a "Transfer Notice") to Party A prior to such Party B Share Transfer specifying the following information:

(a)	the name of the Proposed Transferee;

(b)	the number of Shares to be sold or transferred (the "Transfer Shares");

(c)	the proposed consideration for the Transfer Shares (which, for the avoidance of doubt, may be zero) (the "Transfer Consideration"); and

(d)	the other terms and conditions of the proposed Party B Share Transfer.

Party A shall then have the right (the “Tag-Along Right”) but not the obligation to require Party B to procure the Proposed Transferee to purchase or receive the transfer from Party A, for the same Transfer Consideration, timing and terms and conditions given to Party B:

(a)	if the Party B Share Transfer would not give rise to an Issuer Change of Control, up to such number of Shares in respect of the Underlying Shares equal to (x) the Underlying Shares held by Party A, multiplied by (y) a fraction, the numerator of which is the number of Shares proposed to be purchased from Party B by the Proposed Purchaser, and the denominator of which is the total number of Shares then held by Party B; or

(b)	if the Party B Share Transfer would give rise to an Issuer Change of Control, all of the Underlying Shares then held by Party A.

"Issuer Change of Control" means Party B, together with its Affiliates, ceasing to own 51 per cent. or more of the equity interests of the Issuer.

If Party A elects to exercise the Tag-Along Right, it shall, by no later than 15 Business Days following the receipt by Party A of the Transfer Notice, deliver a written notice to Party B and the Issuer confirming such election, and specifying the Underlying Shares with respect to which it has elected to exercise the Tag-Along Right (the “Tag-Along Shares”). Such notice shall be irrevocable and shall constitute a binding agreement by Party A to sell or transfer such Tag-Along Shares to the Proposed Purchaser on the terms and conditions set forth in the Transfer Notice.

The share certificate or certificates shall be transferred to the Proposed Transferee and the register of members of the Issuer shall be updated on consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and Party B shall procure the Proposed Purchaser to remit to Party A that portion of the sale proceeds (if any) to which Party A is entitled by reason of its participation in such sale. Where Party A has elected to exercise the Tag-Along Right and the Proposed Transferee fails to purchase or receive the transfer of the Tag-Along Shares from Party A, Party B shall not consummate the proposed sale or transfer of the Transfer Shares unless and until, simultaneously with the sale or transfer of the Transfer Shares, the Proposed Purchaser purchases or receives the transfer of such Tag-Along Shares from Party A.

Party A shall not be required to give any representations or warranties with respect to such sale of the Tag-Along Shares except to confirm that (x) such Tag-Along Shares are free and clear of any Encumbrances (as defined in the Shareholders Agreement) (other than Encumbrances arising under the Shareholders Agreement or attributable to actions by the Issuer or other shareholders of the Issuer), (y) Party A is authorised to effect such sale and (z) Party A is the beneficial owner and owner of record of such Tag-Along Shares. Any sale by Party B of Shares in contravention of the "Tag-along Right" shall be void.

Party A's Sole Discretion to Dispose Following IPO:	Subject to the provisions of this Confirmation, the Parties agree that following an IPO Date, Party A has sole discretion over the Disposal of the Underlying Shares.

Disposel Following Transaction Early Termination Date:	(a)	Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the Parties agree that, for the purposes of determining:

(i)	the Early Termination Amount in respect of this Transaction following the occurrence of a Transaction Early Termination Date, the following shall be deemed to be an Unpaid Amount which has become payable on such Transaction Early Termination Date: the Equity Amount determined by the Calculation Agent on the basis that (a) the Valuation Date in respect of such Equity Amount is the Transaction Early Termination Date, (b) the Equity Notional Amount will be determined as of the Transaction Early Termination Date and (c) the Rate of Return will be calculated on the basis that the Final Price is zero.

(ii)	the Cancellation Amount following an Extraordinary Event in respect of the Shares where Cancellation and Payment applies or is deemed to apply to this Transaction, the following amount shall be deemed to have become payable on the date this Transaction is cancelled or deemed to be cancelled following the occurrence of the relevant Extraordinary Event: the Equity Amount determined by the Calculation Agent on the basis that (a) the Valuation Date in respect of such Equity Amount is the Transaction Early Termination Date, (b) the Equity Notional Amount will be determined as of the Transaction Early Termination Date and (c) the Rate of Return will be calculated on the basis that the Final Price is zero.

(b)	For the avoidance of doubt, the Early Termination Amount or Cancellation Amount, as applicable, shall be payable in full on the relevant date determined pursuant to section 6(d)(ii) (Payment Date) of the Agreement or, as the case may be, section 12.7(a) of the Equity Definitions, and shall be payable without deduction, counterclaim or adjustment, and regardless of the value of the Underlying Shares (whether realised or otherwise), the Disposal of the Underlying Shares by Party A to a Third Party in accordance with this "Disposal of Underlying Shares", or the receipt by Party A of Sale Proceeds in respect of any such Disposal of the Underlying Shares to a Third Party.

(c)	Following a Transaction Early Termination Date, Party A shall, subject to any lock-up restrictions imposed by the Exchange and/or the SPAC Documents, use reasonable endeavours to Dispose of the Underlying Shares to a Third Party by the Early Termination Long Stop Date, but Party A shall not have any liability if it is unable to Dispose of all of the Underlying Shares by the Early Termination Long Stop Date. Party B shall pay to Party A an amount equal to all Transaction Expenses (without double counting any expenses incurred under sub-paragraph (f) below or under sub-paragraph (k) of paragraph 5.2 (Additional Agreements and Undertakings)) incurred by Party A in attempting to Dispose of the Underlying Shares in accordance with this sub-paragraph (c) within two Business Days of Party A's written demand. If Party A is unable to Dispose of all of the Underlying Shares by the Early Termination Long Stop Date, Party A shall be under no further obligation to attempt to Dispose of the Underlying Shares and may take such action in relation to the Underlying Shares as it, in its sole discretion, sees fit, including, without limitation, exercising its right to transfer the Underlying Shares to Party B pursuant to the Put Option as provided in sub-paragraph (h) below.

(d)	Subject to the terms of this Confirmation, Party A grants to Party B a call option (the "Call Option") pursuant to which Party B may call for the transfer and/or payment to it (as applicable) of the Call Option Property. Party B may exercise the Call Option provided that the following conditions precedent are satisfied:

(i)	the receipt by Party A in full and without deduction, counterclaim, set-off or adjustment as determined by Party A in its sole discretion, of the Early Termination Amount or Cancellation Amount, as applicable, the amount of any Transaction Expenses incurred by Party A in accordance with sub-paragraph (c) above, and all other amounts payable by Party B to Party A under this Confirmation (the "Party B Payment Amounts");

(ii)	the payment of the Call Option Premium by Party B to Party A; and

(iii)	the proposed Call Option Exercise Date is a Business Day falling (x) in the case of the Call Option Property comprised of the Sale Proceeds only, before the Early Termination Long Stop Date; and (y) otherwise, before the IPO Date.

(e)	If the conditions precedent set out in sub-paragraph (d) above are satisfied, Party B may exercise the Call Option by delivering written notice of such exercise to Party A. Party A shall within a reasonable period of time following receipt of such notice, transfer (in the case of Call Option Property comprised of Underlying Shares) or pay (in the case of Call Option Property comprised of any Sale Proceeds) the Call Option Property to Party B.

(f)	If, by the Early Termination Long Stop Date (i) Party A has not Disposed of all of the Underlying Shares, and (ii) Party A has not received the Party B Payment Amounts in full, the Call Option, and each party's rights and obligations thereunder, shall be terminated but without prejudice to any of the parties' other rights hereunder.

(g)	If, at any time before the Early Termination Long Stop Date:

(i)	Party A sells some or all of the Underlying Shares to a Third Party; and

(ii)	on the date on which Party A receives the Sale Proceeds in respect of such sale, Party A has not received in payment in full, without deduction, counterclaim, set-off or adjustment of the Party B Payment Amounts,

Party A shall have the right, but not the obligation, to adjust the Party B Payment Amounts by an amount equal to the Sale Proceeds (net of any Transaction Expenses) received by Party A.

(h)	Subject to the terms of this Confirmation, Party B grants to Party A a put option (the "Put Option") pursuant to which Party A may, but is not obliged to, transfer to Party B any Underlying Shares for the time being held by Party A in consideration for the payment by Party A of the Put Option Premium (provided that Party B may, in its discretion, waive or defer the payment of the Put Option Premium). Party A may exercise the Put Option at any time (including, for the avoidance of doubt, after the Early Termination Long Stop Date), provided that the grant of the Put Option to

Party A and/or exercise of the Put Option by Party A shall not breach any SPAC Document and/or U.S. securities law.

"Call Option Exercise Date" means the date on which Party B exercises the Call Option in accordance with sub-paragraph (d) above.

"Call Option Premium" means EUR 1.

"Call Option Property" means, with respect to the exercise of the Call Option, on the Call Option Exercise Date:

(i)	all Underlying Shares in respect of which Party A has not entered into a binding and irrevocable firm offer to sell to a Third Party; and

(ii)	in respect of any Underlying Shares which Party A has, between the Transaction Early Termination Date and the Call Option Exercise Date, sold or entered into a binding and irrevocable offer to sell to a Third Party, the Sale Proceeds actually received by Party A from the Third Party in consideration for such sale, as reduced by any Transaction Expenses.

If, on or before the Call Option Exercise Date, Party A has entered into a binding and irrevocable offer to sell any Underlying Shares to a Third Party, but has not by such Call Option Exercise Date actually received the Sale Proceeds in respect of such sale, Party A shall not be required to deliver and/or pay to Party B any of the Call Option Property until it has actually received the Sale Proceeds in full from the Third Party.

"Early Termination Long Stop Date" means the date falling 12 calendar months after the Transaction Early Termination Date.

"Put Option Premium" means EUR 1.

"Sale Proceeds" means, in respect of a Disposal of any of the Underlying Shares to a Third Party pursuant to this "Disposal of Underlying Shares", the proceeds actually received by Party A in consideration of such Disposal, provided that if such proceeds are denominated in a currency other than EUR, the value of such proceeds shall be converted into EUR by the Calculation Agent, taking into consideration all available information that it considers relevant, including the rate of exchange which the Hedging Party would apply acting in a commercially reasonable manner on a date and at a time determined by the Calculation Agent.

"Third Party" means a person other than Party B or any Affiliate of Party B.

Early Disposal:	Party A may only Dispose of the Underlying Shares on the following basis:

(a)	at any time during the First Lock-up Period, Party A may Dispose of or transfer any Underlying Shares, to the extent permitted by the Shareholders Agreement, the Subscription Agreement or the SPAC Documents (as applicable):

(i)	if required to do so pursuant to the provisions of clause 6.7 (Drag-Along Rights) of the Shareholders Agreement;

(ii)	in accordance with the provisions of "Tag-along Right" above; and/or

(iii)	before the IPO Date, to any person pursuant to a Request for Sale;

(b)	if an IPO occurs, after the IPO Date, subject to any lock-up restrictions imposed by the Exchange and/or the SPAC Documents, Party A may Dispose of any Underlying Shares either by way of On-Exchange Disposal or by way of Block Sale following the exercise of the Optional Early Termination pursuant to paragraph 8 (Optional Early Termination); and

(c)	notwithstanding sub-paragraphs (a) and (b) above, at any time following the occurrence of a Transaction Early Termination Date.

Notwithstanding any other provisions of this Confirmation, Party A shall have the right to sell or transfer the Underlying Shares at any time without the consent of Party B if Party A determines in its sole and absolute discretion that it is required or desirable for Party A to sell or transfer the Underlying Shares for the purposes of complying with an applicable legal or regulatory requirement.

"Party A Request for Sale" means a written request from Party A to Party B to Dispose of the Underlying Shares prior to an IPO Date. The Party A Request for Sale shall identify the person(s) to which Party A proposes to Dispose of the relevant Underlying Shares and the price at which Party A proposes to Dispose of the Underlying Shares.

"Party B Request for Sale" means a written request from Party B to Party A to Dispose of the Underlying Shares prior to an IPO Date. The Party B Request for Sale shall identify the person(s) to which Party B proposes the relevant Underlying Shares shall be Disposed of, and the price at which Party B proposes the Underlying Shares shall be Disposed of, which shall be not less than the Initial Price of the Underlying Shares.

"Request for Sale" means a Party A Request for Sale or a Party B Request for Sale.

Valuation Time:	Prior to the occurrence of an IPO Date, not applicable. On or following the IPO Date, the Scheduled Closing Time of the Exchange.

Valuation Date(s):	The Termination Date.

Floating Amounts Payable by Party B

Floating Rate Payments:	On each Floating Rate Payer Payment Date, Party B shall pay the Floating Amount to Party A.

Floating Amounts:	Means an amount calculated as of the relevant Floating Rate Calculation Period End Date equal to the aggregate of, in respect of each calendar day of the relevant Floating Rate Calculation Period, the product of:

(a)	the Equity Notional Amount on such calendar day;

(b)	the sum of the Floating Rate (subject to a minimum of zero) and the Spread; and

(c)	1 divided by 360.

For the avoidance of doubt, the Equity Notional Amount may be different on each calendar day during the relevant Floating Rate Calculation Period.

Floating Rate Option:	EUR-EURIBOR–Reuters

Designated Maturity:	Six (6) months, provided that Linear Interpolation shall apply to any Floating Rate Calculation Period which is shorter or longer than the Designated Maturity.

Spread:	The Spread applicable to each Floating Rate Calculation Period shall be as follows:

(a)	prior to the Amendment Effective Date 2 (exclusive):

Floating Rate Calculation Period	Spread
The first, second, third and fourth Floating Rate Calculation Periods	3.5 per cent. per annum
The fifth, sixth, seventh and eighth Floating Rate Calculation Periods	4.0 per cent. per annum
Each subsequent Floating Rate Calculation Period thereafter	4.5 per cent. per annum

(b)	following the Amendment Effective Date 2 (inclusive): 3.05 per cent. per annum

References in this Confirmation to the "Prevailing Spread" shall mean, in respect of any calendar day, the Spread applicable to the Calculation Period in which such day falls.

Floating Rate Calculation Period:	Each period from (and including) a Floating Rate Calculation Period End Date to (but excluding) the next succeeding Floating Rate Calculation Period End Date, save that the initial Floating Rate Calculation Period shall commence on (and include) the Effective Date, and the final Floating Rate Calculation Period will end on (but exclude) the Termination Date.

Floating Rate Calculation Period End Date:	The first Floating Rate Calculation Period End Date shall be the date falling six (6) calendar months after the Effective Date, and each subsequent Floating Rate Calculation Period End Date shall be the date falling six (6) calendar months after the previous Floating Rate Calculation Period End Date.

Break Costs:	If on any day during a Floating Rate Calculation Period (a "Relevant Floating Rate Calculation Period") which is not a Floating Rate Calculation Period End Date, the Equity Notional Amount is reduced, or deemed to be reduced, pursuant to the terms of this Confirmation (the date of such reduction, the "Notional Amount Reduction Date", and the amount by which the Equity Notional Amount is reduced, the "Notional Reduction Amount"), Party B shall pay to Party A on the Floating Rate Payer Payment Date immediately following the Notional Amount Reduction Date, the amount (if any, and subject to a minimum of zero), determined by the Calculation Agent, by which:

(a)	in respect of the Break Costs Calculation Period, an amount equal to the product of: (i) the Notional Reduction Amount, (ii) the Floating Rate, and (iii) the Floating Rate Day Count Fraction for the Break Costs Calculation Period;

exceeds

(b)	the amount which Party A would be able to obtain by placing an amount equal to the Notional Reduction Amount on deposit with a leading bank for the Break Costs Calculation Period.

"Break Costs Calculation Period" means the period from (and including) the Notional Amount Reduction Date to (but excluding) the later of (i) the Floating Rate Calculation Period End Date in respect of the Relevant Floating Rate Calculation Period in which the Notional Amount  Reduction Date falls, and (ii) if the Relevant Floating Rate Calculation Period is shorter than six (6) calendar months, the date that would have been the Floating Rate Calculation Period End Date had the Relevant Floating Rate Calculation Period been of a duration of six (6) calendar months.

For the avoidance of doubt, if the Equity Notional Amount is reduced, or deemed to be reduced, on more than one occasion during a Floating Rate Calculation Period, separate Break Costs shall be payable by Party B in respect of each such reduction of the Equity Notional Amount and these provisions of “Break Costs” shall be construed accordingly.

Floating Rate Payer Payment Date:	The last day of each Floating Rate Calculation Period, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Day Count Fraction:	Actual / 360.

Reset Dates:	The first day of each Floating Rate Calculation Period.

Business Days:	TARGET Settlement Day, Paris, Hong Kong

Business Day Convention:	Modified Following.

Settlement Terms

Cash Settlement:	Applicable.

Cash Settlement Payment Date:	Two (2) Business Days after the Termination Date and each Cash Settlement Payment Date specified in accordance with sub-paragraph (c) of the provisions of "Early Cash Settlement" below.

Settlement Currency:	EUR

Early Cash Settlement:	In respect of any Disposal of the Underlying Shares pursuant to the provisions of "Early Disposal" above:

(a)	the date falling two (2) Business Days after the final receipt by Party A of the Total Disposal Proceeds (if any) in respect of such Disposal shall be deemed to be a Cash Settlement Payment Date;

(b)	the Valuation Date in respect of such Cash Settlement Payment Date shall be deemed to be the Cash Settlement Payment Date; and

(c)	if the Disposal is in respect of all of the Underlying Shares, the Non-IPO Termination Date or the Post-IPO Termination Date (specifically, in accordance with paragraph (a) of those definitions), as the case may be, shall be such Cash Settlement Payment Date;

(d)	for the purposes of determining the Equity Amount payable on such Cash Settlement Payment Date, notwithstanding section 8.7 of the Equity Definitions, the Equity Notional Amount shall be deemed to be an amount equal to the Underlying Shares of which were disposed by Party A multiplied by the Initial Price;

(e)	for the avoidance of doubt, in accordance with Section 8.6 of the Equity Definitions, if the Equity Amount determined by the Calculation Agent in relation to Party A is a negative number, then Party B will pay (in addition to any other amounts payable by Party B) to Party A the absolute value of the Equity Amount on the relevant Cash Settlement Payment Date; and

(f)	notwithstanding section 5.9(c) of the Equity Definitions, the Final Price per Share shall be an amount in EUR, determined by the Calculation Agent on the Valuation Date, equal to the Proceeds per Share realized by Party A in respect of the Disposal of the Underlying Shares.

Dividends
Party A shall pay to Party B the relevant Dividend Amount on each Dividend Payment Date in respect of each Dividend Receipt Date.

Party A's obligations in connection with Dividend Amounts are subject to the conditions precedent that (i) no Material Event has occurred, and (ii) there are no amounts due but unpaid from Party B pursuant to the provisions of "Margin Provisions" below.

Dividend Amount:	Notwithstanding section 10.1 of the Equity Definitions, the amount (net of any deductions or withholdings) actually received by Party A in respect of the Underlying Shares on a Dividend Receipt Date.

Dividend Receipt Date:	Any date falling during the period from and including the Effective Date to but excluding the Termination Date on which Party A actually receives any dividends or distributions in respect of the Underlying Shares.

Dividend Payment Date:	Two (2) Business Days after a Dividend Receipt Date.

Extraordinary Dividend:	Notwithstanding anything to the contrary in Section 10.6 of the Equity Definitions, an amount to be determined by the Calculation Agent. The Calculation Agent shall determine whether such amount shall be included as part of an adjustment pursuant to Section 11.2 of the Equity Definitions.

Re-investment of Dividends:	Not Applicable.

Adjustments

Method of Adjustment:	Calculation Agent Adjustment

For the avoidance of doubt, the parties agree that:

(a)	if FFG issues any New Securities (as defined in the Shareholders Agreement), Natixis shall be under no obligation to exercise its Pre-Emptive Right (as defined in the Shareholders Agreement), or otherwise subscribe, for such New Securities; and

(b)	if FFG issues any New Securities, or there occurs in respect of the Issuer and/or the Shares any other event or circumstance which the Calculation Agent determines would constitute a Potential Adjustment Event, the Calculation Agent may adjust the terms of this Transaction in accordance with section 11.2(c) of the Equity Definitions to account for the dilutive or concentrative effect to take account of the issue of such New Securities by FFG, or other event or circumstance; and

(c)	where the Calculation Agent, under sections 11.2(c) and (e) of the Equity Definitions, is required to make a determination involving the determination of:

(i)	the "theoretical value of the relevant Shares" (as provided in section 11.2(c) of the Equity Definitions);

(ii)	whether a distribution, issue or dividend to existing holders of the relevant Shares is for "payment (cash or other consideration) at less than the prevailing market price" (as provided in section 11.2(e)(ii) of the Equity Definitions); or

(iii)	whether a "distribution of preferred stock, warrants, debt instruments or stock rights" is "at a price below their market value" (as provided in section 11.2(e)(vi) of the Equity Definitions),

the Calculation Agent may make such determination on the basis of such information and factors as it, in good faith and a commercially reasonable manner, determines appropriate. In respect of any Potential Adjustment Event which occurs before any IPO Date, Party A may request Party B to provide, or to procure FFG to provide, such information and documentation in relation to such Potential Adjustment Event as Party A may reasonably require in order to assist the Calculation Agent to adjust the terms of the Transaction in accordance with section 11.2(c) of the Equity Definitions.

Extraordinary Events	Notwithstanding Section 12.7 of the Equity Definitions, if, in respect of an Extraordinary Event, "Cancellation and Payment" applies or is deemed to apply to this Transaction, then an amount to be paid by one party to the other should be determined in accordance with the terms of this Confirmation. None of the transactions expressly set out in the SPAC Documents shall constitute an Extraordinary Event.

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Calculation Agent Adjustment.

Share-for-Combined:	Calculation Agent Adjustment

Determining Party:	Calculation Agent.

Tender Offer:	"Tender Offer" shall only be applicable at any time on or after an IPO Date. For these purposes, the definition of "Tender Offer" in section 12.1(d) of the Equity Definitions is amended by deleting, in the third line thereof, the words "10%" and replacing them with the words "30%".

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Calculation Agent Adjustment.

Share-for-Combined:	Calculation Agent Adjustment.

Determining Party:	Calculation Agent.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Applicable, provided that "Delisting" shall only be applicable at any time on or after an IPO Date. The consequence of Nationalization, Insolvency or Delisting shall be Cancellation and Payment.

Determining Party:	Calculation Agent.

Additional Disruption Events

Change in Law:	Applicable.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Applicable.

Hedging Party:	Party A.

Increased Cost of Hedging:	Applicable.

Hedging Party:	Party A.

Loss of Stock Borrow:	Not Applicable.

Maximum Stock Loan Rate:	Not Applicable.

Hedging Party:	Not Applicable.

Increased Cost of Stock Borrow:	Not Applicable.

Initial Stock Loan Rate:	Not Applicable.

Hedging Party:	Not Applicable.

Determining Party:	Calculation Agent.

Non-reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

2. CALCULATION AGENT:	Notwithstanding Part 4(e) of the Schedule to the Agreement, NATIXIS shall at all times act as Calculation Agent in respect of this Transaction; provided that, if an Event of Default or Potential Event of Default occurs with respect to Party A or Party A fails to discharge its obligations as Calculation Agent within a reasonable period of time, Party B may appoint as Calculation Agent in relation to any Transaction a leading dealer (the "Substitute Calculation Agent") until such time as the relevant Event of Default or Potential Event of Default is no longer continuing or Party A does discharge its obligations as Calculation Agent promptly. The fees and expenses of the Substitute Calculation Agent shall be met equally by the Parties.

3. ACCOUNT DETAILS:

Account for payments to Party A:	Beneficiary: Beneficiary Swift:	Natixis (Natixis Capital Market) NATXFRPPMAR
	Account Number:	FR7630007000110001048019244
	Agent:	Natixis
	Agent SWIFT:	NATXFRPPXXX
	Reference:	SET COSTUME

Account for payments to Party B:	Beneficiary Bank: SWIFT:	Standard Chartered Bank (Hong Kong) Ltd, Hong Kong SCBLHKHHXXX
	Correspondent Bank:	Standard Chartered Bank Frankfurt Am Main
	SWIFT:	SCBLDEFXXXX
	Beneficiary:	Fosun International Limited
	Account Number:	447 1789 7802

4. OFFICES:	(a) The Office of Party A for the Transaction is:
Natixis
7, promenade Germaine Sablon
Paris 75013 Paris
France

Telephone: +33 1 58 32 30 00

The postal address of Party A is:

Address:	NATIXIS - Strategic Equity Transactions (“SET”)
Department
Level 72, International Commerce Centre
1 Austin Road West, Kowloon, Hong Kong
Attention:	Middle Office SET
Facsimile:	+852 3915 1218
Email:	set.moasia@natixis.com

(b) The Office of Party B for the Transaction is Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong.

5. ADDITIONAL REPRESENTATIONS, AGREEMENTS AND UNDERTAKINGS

5.1 Additional Representations	For the purposes of Section 3 of the Agreement, Party B makes the following representations and warranties to Party A on the Trade Date, the Amendment Effective Date 1 and the Amendment Effective Date 2 and, in the case of the Repeating Representations, at the additional times specified in paragraph 5.4 (Repeating Representations) below.

(a)	Party B's entry into the Transaction and the performance of its obligations thereunder will comply with and will not in any way be limited by (i) any trading or "blackout" policies applicable to Party B in respect of the Shares, (ii) any other conditions or restrictions (including internal policies or procedures) imposed by Party B in respect of the Shares or (iii) any contractual, legal, regulatory or other obligations or restrictions in respect of the Shares to which Party B may be subject. Party B represents that (aa) neither it nor any Relevant Person is in possession of any material non-public information in relation to FFG, LGHL or the shares of FFG and LGHL that has not been disclosed to Party A, and (bb) the entry into, and performance of its obligations in respect of the Transaction are in Party B's corporate interest;

(b)	Party B and each Relevant Person shall make such timely notifications and seek such approvals as required in connection with the Transaction by or from applicable regulatory authorities or stock exchanges, as the case may be. Party B will procure each Relevant Person to comply with this paragraph (b);

(c)	neither Party B nor (to Party B’s knowledge) any Relevant Person is, or at any time up until immediately after the termination of the Transaction will be, engaged in insider dealing, false trading, price rigging, stock market manipulation or similar conduct that is unlawful or improper pursuant to any applicable laws or regulations, including without limitation, Parts XIII and XIV of the Securities and Futures Ordinance (Cap. 571) ("SFO") and the Securities Exchange Act of 1934 (the “Securities Exchange Act”), the Securities Act of 1933 (the “Securities Act”), the Sarbanes-Oxley Act of 2022 and the rules and regulations promulgated therefrom;

(d)	neither Party B nor (to Party B’s knowledge) any Relevant Person knows of, or plans to announce, any transaction or matter which might have a significant effect on, or be likely materially to affect, the price of securities of Party B, FFG or LGHL that has not been disclosed to Party A or otherwise become public information;

(e)	neither Party B nor (to Party B’s knowledge) any Relevant Person has taken any action in connection with the Transaction, with the express intention of affecting the price of securities of Party B, FFG or LGHL (including having an intention to raise, depress, peg or stabilise the price of such securities) or of creating a false or misleading appearance of active trading in securities of Party B, FFG or LGHL; and Party B has procured that each Relevant Person to comply with this paragraph (e);

(f)	Party B and (to Party B’s knowledge) each Relevant Person have and will at all times fully comply with all applicable laws, rules and regulations in each jurisdiction with regard to the Transaction, including without limitation, those obligations arising with regard to disclosure and reporting under the relevant Listing Rules.

Party B will procure each Relevant Person to comply with this paragraph (f);

For the purpose of the Transaction, "Listing Rules" means all applicable laws, rules and regulations in each jurisdiction relevant to the Transaction with regard to listing or trading of securities, including but not limited to (i) the SFO, the Codes on Takeovers and Mergers and Share Buy-backs and the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited and (ii) the listing rules of the New York Stock Exchange (NYSE), the Securities Exchange Act, the Securities Act and the rules promulgated therefrom and the NYSE Listed Company Manual.

(g)	in the course of negotiating the Transaction, other than information about the Transaction itself, neither Party B nor any Relevant Person has given Party A any relevant information which, as determined by Party B is material non-public information, including non-public price sensitive information and/or "relevant information" (as defined in the SFO) ("MNPI") in relation to Party B;

(h)	except for the Transaction contemplated by this Confirmation, neither Party B nor, to Party B's knowledge, any Relevant Person is in possession of any information relating to Party B, FFG, LGHL, or their respective businesses or securities that is required to be disclosed and has not yet been disclosed by Party B, FFG or LGHL (as applicable) under the Listing Rules;

(i)	the Transaction (including but not limited to the delivery or transfer of any Underlying Shares by Party A to an entity designated by Party B) does not constitute a connected transaction pursuant to Chapter 14A of the Listing Rules;

(j)	Party B has fully disclosed to Party A, its reasons and objectives in entering into the Transaction, which it hereby confirms constitutes a genuine and legitimate business and commercial purpose of Party B and is not being entered into for speculative purposes;

(k)	Party B has not relied on Party A or any member of the Natixis Group in relation to its entry into the Transaction in any respect, and confirms that as a sophisticated professional investor (i.e. a "professional investor" as defined under the SFO). Party B is required to make and is deemed to have made before entering into the Transaction:

(i)	its own independent investigations as to the legal, regulatory, accounting and tax implications of entering into the Transaction and to consult with its own independent advisers in connection therewith;

(ii)	its own independent investigation and analysis of the business, credit, operations, financial condition and prospects of Party A and any other member of the Natixis Group, based on such sources as Party B deems appropriate; and

	(iii)	its own independent decisions in regard to entering into the Transaction and whether such action is appropriate or proper for Party B based upon its own judgment and upon advice from its own independent advisers as Party B deems appropriate;

(l)
	(i)	Party B has read and understood the terms and conditions of the Transaction and is fully capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the terms, conditions and risks of entering into the Transaction;

(ii)	Party B has requested, and has received, all information considered by it to be necessary in connection with its investment decision and is satisfied that the Transaction is appropriate and suitable for it in light of its objectives, experience, financial position and operational resources and other relevant circumstances and Party B fully accepts the risks undertaken by it;

(iii)	none of Party A nor any other members of the Natixis Group has made any representation or warranty, express or implied, as to Party B or any information contained in any documents provided by Party A or any other member of the Natixis Group or filed by Party B with any exchange or with any governmental entity regulating the offer and sale of securities; and

(iv)	Party B has not relied on Party A or any other member of the Natixis Group in any respect in connection with its investigation of the accuracy and completeness of such information or its investment decision;

(m)	Party B understands that the Natixis Group does not have any duty to disclose any information to Party B (including updating any information provided to Party B) in connection with the Transaction and/or the Underlying Shares. Party B further acknowledges and understands that no member of the Natixis Group has advised or will advise it or such persons as to whether or not any information which has been or will be made available to us or such persons constitutes or might constitute material non-public information;

(n)	Party B has (i) the ability to bear the economic risk of its investment in connection with the Transaction, and (ii) adequate means of providing for its current and contingent needs;

(o)	Party B is acting as a principal under the Confirmation for its own account and not as a nominee or agent and not with a view to any distribution, offer or resale thereof and has no arrangement with any other person to that effect;

(p)	neither Party B nor any of its Affiliates is aware of any person or entity planning to make a tender offer for the securities of Party B, FFG or LGHL during the term of the Transaction;

(q)	Party B would be a "non-financial counterparty" for the purposes of the Regulation (EU) No 648/2012 on OTC derivatives, central counterparties and trade repositories ("EMIR") if it were established in the European Union and its relevant positions in OTC derivative contracts are below the clearing threshold as set out in EMIR;

(r)	Sanctions:

(i)	neither Party B, nor any of its Subsidiaries nor, to the knowledge of party B, any of its Affiliates (nor to its knowledge any director, officer, employee, affiliate, agent or representative of it or any of its Subsidiaries), nor any Persons acting on its or their behalf in connection with this Transaction, is a Sanctioned Person;

(ii)	Party B, or any of its Subsidiaries or to its knowledge its Affiliates (or to its knowledge any director, officer, employee, affiliate, agent or representative of it or any of its Subsidiaries) is not engaged in, and in the past five years has not engaged in, any Sanctionable Activity;

(iii)	Party B shall not and has not permitted or authorised any person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of this Transaction to fund any trade, business or other activities: relating to, for any purpose involving, or for the benefit of any Sanctioned Person or any Sanctioned Country, or in any other manner, in each case as will result in a violation of any applicable Sanctions by, or would constitute Sanctionable Activity by, any Person participating in the Transaction;

(iv)	Party B shall ensure that no Sanctioned Person will have any property interest in any funds paid or remitted by Party B in connection with the Transaction resulting in a violation of applicable Sanctions by or a restriction on the use of such funds with respect to any Person;

(v)	Party B shall (and Party B shall ensure that it and each of its Subsidiaries shall) maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions and with the obligations under this subparagraph (r);

(vi)	Party B is not and has never been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;

(vii)	Party B is not engaging nor has it engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; and

(viii)	Party B shall supply to Party A details of any claim, action, suit, proceedings or investigation against it with respect to any Sanctions (on becoming aware of them, and to the extent permitted by law);

(s)	Anti-Corruption:

(i)	neither Party B, nor to the knowledge of Party B, any of its subsidiaries, affiliates, any directors, officers, employees or agents have violated any applicable Anti-Corruption Laws or will take any action that would constitute a violation, or implicate Party A in violation of any applicable Anti-Corruption Laws. Party B has not made, directly or indirectly, any payment, loan or gift of any money or anything of value to, or for the use of, any Government Official, or any other person in violation of any Anti-Corruption Laws;

(ii)	Party B has taken and shall take at any time all the measures imposed by the Anti-Corruption Laws that are applicable to it, including, as the case may be, the implementation of the compliance programme referred to in Article 17 II of the Sapin II Act, involving, in particular, the establishment of a code of conduct and a disciplinary regime to sanction the employees of the company in case of a violation of the said code, an internal whistleblowing system device and a risk mapping in order to ensure the compliance with the said Anti-Corruption Laws by itself, its directors, officers, employees or agents as well as its Affiliates, their directors, officers, employees or agents or all measures it deems appropriate to prevent the risk of corruption, influence peddling, and, more generally, in order to prevent offenses against probity by itself, its directors, officers, employees or agents as well as its Affiliates, their directors, officers, employees or agents;

(iii)	to the knowledge of Party B, none of the legal entities or individuals mentioned in subparagraph (i) and (ii) above is subject to any action, proceedings, or investigation which relates to the Anti-Corruption Laws applicable to it, including, as the case may be, by the Sanctions Committee of the French Anti-Corruption Agency or any other foreign authority with similar powers;

(iv)	Party B agrees that Party A may, at any time, request Party B to provide, within a reasonable period of time, any document justifying its compliance with the obligations binding upon it under the applicable Anti-Corruption Laws and, as the case may be, that it has implemented the compliance programme referred to above;

(v)	Party B is not a governmental entity or an instrumentality of a government;

(vi)	to the knowledge of Party B, none of Party B's shareholders, officers, directors or agents is currently a Government Official; and

(vii)	Party B has reasonable controls in place and, to its knowledge, will continue to ensure and maintain such controls to provide reasonable assurances that violations of applicable Anti-Corruption Laws will be prevented, detected and deterred; and

(t)	Anti-Money Laundering: the operations of Party B do not violate any applicable Anti-Money Laundering Laws.

For these purposes:

"Anti-Corruption Laws" means, with respect to any person, the applicable anti bribery and corruption statutes of jurisdictions where such person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions including without limitation the Article 17 of the Act no. 2016-1691 dated 9 December 2016 on transparency, fight against corruption and modernisation of economy as well as the decree adopted for its implementation (the "Sapin II Act"), the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act 1977;

"Anti-Money Laundering Laws" means, with respect to any person, the applicable anti-money laundering statutes of jurisdictions where such person conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency in such jurisdictions;

"Government Official" means (a) an officer, agent or employee of a government (or any agency, department or instrumentality thereof), political party or public international organization, (b) a candidate for government or political office, or (c) an agent, officer, or employee of any entity owned by a government (other than government owned enterprise);

"material non-public information" refers to:

(i)	any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Party B, FFG or LGHL; or

(ii)	any information which would be likely to have a significant effect on the price (including value) of any securities of Party B and "insider information" refers to any information of a precise nature about circumstances or events, which have not been made public, referring to Party B, FFG or LGHL or to any of their respective securities and which, if it were made public, would be likely to have a significant effect on the stock exchange or market price or value of any securities of Party B, FFG or LGHL (as applicable) such information which constitutes "inside information" (as defined in sections 245 and 285 of the SFO in relation to Party B;

"Natixis Group" means Party A, its branches, subsidiaries, associates and Affiliates and its and their respective directors, members, officers, employees, agents, and controlling persons;

"Person" means any individual or entity such as but not limited to any corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority;

"Relevant Person" means FFG, LGHL and Party B and any of their respective officers, directors or employees;

“Restricted Party” means any persons or entities that are the subject of Sanctions;

"Sanctionable Activity" means any condition or activity specifically identified under any Sanctions as constituting a basis for the imposition of Sanctions against a Person engaged in such activity or described by such condition;

"Sanctioned Country" means any country or territory with which dealings are broadly restricted or prohibited by any Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea, and Syria, but subject to such changes as take place over time);

"Sanctioned Person" means any Person with whom dealings are restricted or prohibited by any applicable Sanctions, including any Person:

(a)	that is named as a target of Sanctions in any list of such Persons;

(b)	that is located, organised or resident in, or owned by, controlled by, or acting on behalf of the government of, a Sanctioned Country; or

(c)	with which dealings are otherwise restricted or prohibited pursuant to any applicable Sanctions, including by reason of any relationship of ownership, control, or agency with, or any direct or indirect commercial dealings with, any Person described in (a) or (b);

"Sanctions" means any statute, executive order, regulation, decree, judicial decision, or any other legally binding act with respect to the imposition or administration of any economic, financial or trade sanctions or embargoes, export controls or other restrictive measures imposed by the United States of America, the European Union or a member state of the European Union, the United Kingdom, or the United Nations; and

"Transaction Documents" means the Agreement (including this Confirmation), the Shareholders Agreement and the Subscription Agreement.

5.2 Additional Agreements and Undertakings	(a)	Party B and each Relevant Person shall make such timely notifications and seek such approvals as required in connection with the Transaction by or from applicable regulatory authorities or stock exchanges, as the case may be. Party B will procure each Relevant Person to comply with this paragraph (a);

(b)	none of Party B or any Relevant Person will take any action in connection with the Transaction, with the express intention of affecting the price of securities of Party B, FFG or LGHL (including having an intention to raise, depress, peg or stabilise the price of such securities) or of creating a false or misleading appearance of active trading in securities of Party B, FFG or LGHL. Party B will procure each Relevant Person to comply with this paragraph (b);

(c)	Party B acknowledges that members of the Natixis Group will rely upon the truth and accuracy of the agreements and acknowledgements, representations and warranties, and undertakings made by Party B with respect to it (including in connection with compliance with applicable securities laws). Party B agrees to notify Party A promptly in writing if any of its agreements or acknowledgements, representations or warranties, or undertakings herein cease to be accurate or complete. Party B irrevocably consents to the production of, and authorises the Natixis Group to produce, this Confirmation to any interested party in any potential or actual dispute or any administrative, regulatory, arbitration or legal proceeding, investigation or official enquiry with respect to the matters set forth herein or pursuant to any requirement of law, regulation or any judicial, administrative, governmental, regulatory or self-regulatory authority or body (including securities exchange);

(d)

(i)	Subject to sub-paragraph (ii) below, neither party shall make, and Party B shall procure that FFG and LGHL shall not make, any announcement, communication or circular concerning the existence of or the subject matter of this Transaction, the Transaction Documents and/or the applicable SPAC Documents, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed, so long as consent is required by Applicable law).

(ii)	Notwithstanding sub-paragraph (i) above:

(A)	Party A may require Party B, FFG and/or LGHL to make a statement to any relevant third party that the role of Natixis in respect of this Transaction, the subscription pursuant to the Subscription Agreement (together the “Structure”), and under the Transaction Documents and/or the applicable SPAC Documents, is not acting as a traditional private equity investor and the purpose of the Structure is to provide financing;

(B)	sub-paragraph (i) above is without prejudice to any announcement, communication or circular required to be made by a party, FFG or LGHL by Applicable Law, any governmental or regulatory body or the rules of any stock exchange on which the shares of a party, FFG or LGHL (or their respective holding companies) are listed; provided that if any party, FFG or LGHL is under an obligation to make an announcement or communication or issue a circular, such party shall consult with the other party (or, in the case of an announcement or communication or circular of FFG or LGHL, Party B shall procure that FFG or LGHL (as applicable) consults with Party A insofar as is reasonably practicable before complying with such an obligation. For the avoidance of doubt, this provision does not apply to announcements, communications or circulars relating to subscription of shares in FFG or LGHL by persons other than Party A; and

(C)	Party B agrees that it shall not, at any time before or after an IPO Date, give to Party A any MNPI concerning FFG and/or LGHL (as applicable), a shareholder or officer of FFG or LGHL (as applicable), or the Shares or their derivatives to Party A and, in the event of a breach of this covenant, Party B agrees that, at any time after an IPO Date, upon a request by Party A, it will take all commercially reasonable steps to procure that FFG and/or LGHL will publish an announcement through a Form 6-K, a Form 8-K or a Form 425 furnished to or filed with the U.S. Securities Exchange Commission or through other means reasonably determined appropriate by counsel publicly disclosing such MNPI) about FFG or LGHL (as applicable), a shareholder or officer of FFG or LGHL (as applicable), or the Shares or their derivatives, which is received by Party A at any time on or before the time at which Party A intends to Dispose of any of the Underlying Shares pursuant to "Disposal following IPO", "Disposal Following Transaction Early Termination Date" or "Early Disposal".

(D)	Party B agrees that, at any time after the IPO Date, it shall not initiate any discussion, provide any instruction with respect to, seek to consult with or otherwise communicate about its preferences with respect to Party A's voting or disposal rights as forth herein, which Party B acknowledges and agrees that Party A is entitled to execute in its sole and absolute discretion free of any influence from Party B.

(e)	Party B undertakes (i) to maintain, together with its Affiliates, not less than 51 per cent. of the equity interests in the Issuer; (ii) to procure that no Change of Control shall occur at any time prior to the Termination Date of this Transaction.

A "Change of Control" means:

(a)           Mr. Guo Guangchang ceasing to own (directly or indirectly) more than 50 per cent. of the equity interests of Fosun International Holdings; or

(b)           Fosun International Holdings ceasing to own (directly or indirectly) more than 50 per cent. of the equity interests of Party B.

"Fosun International Holdings" means Fosun International Holdings Ltd., a company established under the laws of the British Virgin Islands with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(f)	Prior to the Amendment Effective Date 2 (exclusive), Party B undertakes that it shall not, and shall procure that Fosun Fashion Holdings (Cayman) Limited will not create or attempt or agree to create or permit to arise or exist any Security or Quasi-Security over (i) any Shares in FFG held by Party B or by Fosun Fashion Holdings (Cayman) Limited as of the Subscription Date or (ii) any Shares in LGHL held by Party B or by Fosun Fashion Holdings (Cayman) Limited as of the Closing Date.

Where:

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Quasi-Security" means, in respect of any person, an arrangement or transaction:

(a)	which involves the sale, transfer or disposal of any of such person's assets on terms whereby they are or may be leased to or re-acquired by such person (or an affiliate of such person); and

(b)	involving any other preferential arrangement having a similar effect.

(g)	The following undertakings remain in force from the Trade Date to the Termination Date. Provided that the Merger Effective Time has not occurred, Party B shall supply or procure the supply to Party A of the following:

(i)	as soon as they are available, but in any event, within 180 days after the end of each financial year of each of Party B and the Issuer, copies of the consolidated financial statements of Party B and the Issuer, as the case may be, in respect of such financial year (including a profit and loss account and balance sheet) audited and certified without qualification by an internationally recognised firm of independent accountants acceptable to Party A; and

(ii)	all documents dispatched by Party B or FFG to their respective creditors and shareholders generally, at the time that such documents are despatched.

(h)	Party B undertakes and agrees, at all times until the Termination Date, that the Underlying Shares held by Party A will be not more than 15 per cent. of the total number of all outstanding Shares in the Issuer;

(i)	Party B undertakes and agrees, at all times until the Termination Date, unless Party A otherwise agrees in writing:

(i)	Party B's Consolidated Tangible Net Worth shall not at any time be less than RMB30,000,000,000; and

(ii)	the ratio of Consolidated Net Borrowings to Consolidated Tangible Net Worth (adding back minority interests) shall not, for any Relevant Period, exceed 1.0 to 1.0.

Consolidated Tangible Net Worth and Consolidated Net Borrowings shall be calculated and interpreted on a consolidated basis in accordance with HKFRS, shall be expressed in RMB and tested against each set of consolidated financial statements of Party B delivered to Party A pursuant to paragraph 5.2(g) above.

"Consolidated Net Borrowings" means the aggregated indebtedness of the Party B Group for or in respect of the outstanding principal, capital and/or nominal amount of, and any fixed or minimum premium payable on prepayment or redemption of, any borrowings from banks and financial institutions or bonds issued by any member of the Party B Group, after deduction of the Party B Group’s consolidated cash, bank deposits and Marketable Securities.

"Consolidated Tangible Net Worth" means at any time, all those items that in accordance with HKFRS would be included in the shareholders’ equity portion of the latest consolidated balance sheet of Party B, less:

(a)	the net book value of all the intangible assets of the Party B Group; and

(b)	minority interests.

"HKFRS" means Hong Kong Financial Reporting Standards.

"Marketable Securities" means the amount stated under sub-item “equity investment at fair value through profit or loss”, which is under the “current asset” item as set out in the balance sheet of the latest consolidated financial statements of Party B delivered to Party A pursuant to paragraph 5.2(g) above.

"Party B Group" means Party B and its Subsidiaries from time to time.

"Relevant Period" means each period of twelve calendar months ending on the last day of Party B's financial year.

"Subsidiaries" means any person (referred to as the "first person") in respect of which another person (referred to as the "second person"):

(a)	holds a majority of the voting rights in that first person or has the right under the constitution of the first person to direct the overall policy of the first person or alter the terms of its constitution; or

(b)	is a member of that first person and has the right to appoint or remove a majority of its board of directors or equivalent administration, management or supervisory body; or

(c)	has the right to exercise a dominant influence (which must include the right to give directions with respect to operating and financial policies of the first person which its directors are obliged to comply with whether or not for its benefit) over the first person by virtue of provisions contained in the articles (or equivalent) of the first person or by virtue of a control contract which is in writing and is authorised by the articles (or equivalent) of the first person and is permitted by the law under which such first person is established; or

(d)	is a member of that first person and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in the first person or the rights under its constitution to direct the overall policy of the first person or alter the terms of its constitution; or

(e)	has the power to exercise, or actually exercises dominant influence or control over the first person; or

(f)	together with the first person are managed on a unified basis, and for the purposes of this definition, a person shall be treated as a member of another person if any of that person's Subsidiaries is a member of that other person or, if any shares in that other person are held by a person acting on behalf of it or any of its Subsidiaries. A subsidiary undertaking shall include any person the shares or ownership interests in which are subject to Security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such Security.

(j)	If at any time it is contemplated that an IPO in respect of the Issuer will occur, Party B shall procure that Party A (or any affiliate of Party A designated by it for this purpose) is offered a right of first consultation to act in a senior role in respect of such IPO, as follows:

(i)	Party B shall notify Party A (or its designated affiliate) of the proposed IPO in respect of the Issuer as soon as reasonably practicable after Party B becomes aware that such an IPO is contemplated, and Party A (or its designated affiliate) and Party B will enter into discussions in connection therewith;

(ii)	if Party A (or its designated affiliate) wishes to act in a senior role in respect of the proposed IPO, Party A (or its designated affiliate) shall communicate this to Party B within 30 Business Days of being notified pursuant to subparagraph (i) above; and Party A (or its designated affiliate) and Party B shall negotiate in good faith as to the terms on which Party A (or its designated affiliate) shall be so appointed; and

(iii)	if Party A (or its designated affiliate) declines to take up its right of first refusal in respect of its appointment to a senior role in respect of the proposed IPO, Party B may proceed to appoint any relevant third parties to any such senior role.

(k)

(i)	If Party A is required, under clause 8.9 (Costs) of the Subscription Agreement, to pay an amount in respect of costs and expenses in connection with the preparation, negotiation and entry into of the Subscription Agreement and the Shareholders Agreement which is greater than USD 50,000, Party B shall, within five (5) Business Days of demand, pay to Party A an amount which is equal to the difference between (i) the total amount actually paid or required to be paid by Party A under clause 8.9 (Costs) of the Subscription Agreement, and (ii) USD 50,000;

(ii)	If Party A is required to pay an amount (including, without limitation, any costs and expenses in connection with the preparation, negotiation and entry into of the SPAC Documents and the consummation of the transactions contemplated thereby and any legal counsel fees) under the SPAC Documents or in connection with the transaction contemplated thereby, Party B shall, within five (5) Business Days of demand, pay to Party A an amount which is equal to the total amount actually paid or required to be paid by Party A under subparagraphs (a) and (b) above;

(iii)	Party B shall pay to Party A, within five (5) Business Days of demand, the amount of all costs and expenses (including legal fees) incurred by Party A in connection with the negotiation, preparation, printing and execution of this Confirmation; and

(iv)	Party B shall pay to Party A, within five (5) Business Days of demand the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with (if applicable) the Disposal or attempted Disposal of the Underlying Shares pursuant to "Private Auction Process" above (including, without limitation, any fees, costs or expenses incurred by Party A in appointing and retaining the services of any Leading Dealer), but without double counting with any amount of Transaction Expenses deducted by Party A, in accordance with the terms of this Confirmation, in respect of the Disposal or attempted Disposal of the Underlying Shares pursuant to the provisions of "Private Auction Process" above. For the avoidance of doubt, Party B shall pay such costs and expenses incurred in connection with "Private Auction Process" above even if Party A does not Dispose of some or all the Underlying Shares pursuant thereto.

(l)	The undertakings in this sub-paragraph (l) remain in force from the Trade Date until the Termination Date:

(i)	Party B shall not (and shall ensure that no other member of the Party B Group will) directly or indirectly use the proceeds of this Transaction, any other Transaction Document or any SPAC Document, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person to fund or facilitate any activities or business of, with or related to any Restricted Party or any person who, at the time of such funding or facilitation, is in a Sanctioned Country, to the extent any applicable Sanctions would prohibit nationals or residents of the European Union and/or the United States from directly engaging in such activities or business; or in any other manner that would result in a violation of applicable Sanctions by any person (including Party A or any other person participating in this Transaction);

(ii)	Party B shall not (and shall ensure that no other member of the Party B Group will) engage in any Sanctionable Activity or knowingly violate applicable Sanctions;

(iii)	to the extent Party B engages in any business involving Restricted Parties or Sanctioned Countries, it shall do so without any involvement, directly or indirectly, of Party A or this Transaction and shall maintain policies and procedures designed to prevent such business from violating applicable Sanctions;

(iv)	Party B shall provide written notice of any business or transaction undertaken by Party B, or any member of the Party B Group, involving (directly or indirectly) any Sanctioned Countries, or that otherwise involves a Restricted Party, in breach of applicable Sanction, to the extent possible in advance of, and in any event promptly upon, Party B, or the relevant member of the Party B Group, commencing such business or transaction, together with sufficient details of such business or transaction as Party A may require to satisfy any Sanctions-related laws, regulations or requirements to which Party A is subject;

(v)	Party B shall not (and shall ensure that no other member of the Party B Group will), fund all or part of any payment under or in connection with this Transaction, any other Transaction Document or any SPAC Document out of proceeds derived from business or transactions with a Restricted Party or from any activity which is in breach of any applicable Sanctions; and

(vi)	Party B shall ensure that the Party B Group maintains appropriate policies, procedures, controls and safeguards designed to prevent any action being taken that would be contrary to the undertakings in this sub-paragraph (l).

(m)	Party B shall not consent to any extension or amendment of the SPAC Lock-Up applicable to Party A.

5.3 Additional Events of Default	(a)	In addition to the Events of Default in Section 5 of the Agreement, it shall be an additional Event of Default in respect of Party B if any Relevant Person:

(i)	at any time is not in compliance with its disclosure obligations required under applicable law or undertakes any action that constitutes market abuse under any relevant laws;

(ii)	is on the date of a Party B Request for Sale in possession of any material non-public information in respect of FFG, LGHL and/or the shares of FFG or LGHL; or

(iii)	at any time is not in compliance with any applicable Anti-Corruption Laws or any applicable Anti-Money Laundering Laws.

(b)	Party B will notify Party A upon Party B becoming aware that a circumstance that constitutes an Event of Default under subparagraph (a) above has arisen.

(c)	For the purposes of this Transaction, the "Cross Default" provisions of section 5(a)(vi) of the Agreement are amended as follows:

(i)	each of FFG and LGHL shall be a "Specified Entity" in relation to Party B;

(ii)	"Specified Indebtedness" will have the meaning given to it in Section 14 of the Agreement; and

(iii)	"Threshold Amount" shall mean, with respect to Party B or a Specified Entity of Party B, USD 30,000,000, determined in accordance with generally accepted accounting principles in the country of such party's incorporation consistently applied, as at the end of such party's most recently completed financial year for which audited financial statements are publicly available (and for such purposes any Specified Indebtedness denominated in a currency other than the currency in which such audited financial statements of such party are denominated shall be converted into the currency in which such audited financial statements are denominated at an exchange rate reasonably chosen by Party A).

(d)	It shall be an Additional Event of Default if Party B, FFG or LGHL, as the case may be, fails to comply with or perform any agreement or obligation to be complied with or performed by such party under the Shareholders Agreement, the Subscription Agreement, the Settlement Agreement, the Security Agreement, the Custody Agreement or the Issuer Acknowledgement, and such failure is not remedied within 30 days of Party A giving notice to Party B, FFG or LGHL, as the case may be, of such failure.

"Custody Agreement" means the Custody Agreement by and between Party A, Party B and The Bank of New York Mellon, London Branch dated on or around the Amendment and Effective Date 2 in relation to creation of the security interest pursuant to the Security Agreement.

"Issuer Acknowledgement Letter" means the Issuer Acknowledgement and Consent issued by LGHL to Party A and acknowledged by Party B dated on or around the Amendment and Effective Date 2.

(e)           It shall be an Additional Event of Default if:

(i)	at any time the trading of the Party B Shares on the Hong Kong Stock Exchange is suspended for a period of not less than 14 consecutive trading days; or

(ii)	at any time after an IPO Date, the trading of the Shares on the Exchange is suspended for a period of not less than 14 Exchange Business Days.

"Party B Shares" means the ordinary shares of Party B listed on the Hong Kong Stock Exchange (Bloomberg ticker: 0656 HK).

5.4 Repeating Representations	Party B is deemed to make (by reference to the facts and circumstances then existing) the following Repeating Representation on each Cash

Settlement Payment Date: the representation set out in paragraphs 5.1(j) above.

Party B is deemed to make (by reference to the facts and circumstances then existing) the following Repeating Representation on each Cash Settlement Payment Date following an IPO Date: the representation set out in paragraph 5.1(i) above.

Party B is deemed to make (by reference to the facts and circumstances then existing) the following Repeating Representations on each day from and including the Trade Date to but excluding the Termination Date: the representations set out in paragraphs 5.1(r), 5.1(s) and 5.1(t).

"Repeating Representations" means the representations in paragraphs 5.1(j) 5.1(r), 5.1(s), 5.1(t) and 5.1(i) above.

5.5 Voting Rights	Party B shall have no right whatsoever to direct or give instructions to Party A in respect of the exercise any voting or similar rights which may become exercisable in respect of the Underlying Shares.

6. Conditions Precedent

6.1 Initial Conditions Precedent

Each of the following shall constitute a condition precedent to (i) the Effective Date occurring; and (ii) either party incurring any obligation under this Transaction:

(i)	on or prior to the Effective Date, Party A has received, in form and substance satisfactory to Party A, a legal opinion, addressed to Party A of Hong Kong counsel to Party B, as to incorporation, capacity, authority and due execution by Party B in respect of this Confirmation, the Subscription Agreement and the Shareholders Agreement;

(ii)	on or prior to the Effective Date, Party A has received, in form and substance satisfactory to Party A, (A) a copy of the constitutional documents of Party B, including its certificate of incorporation, memorandum and articles of association, register of directors, register of members and (if any) register of charges, (B) a copy of Party B's Business Registration Certificate;

(iii)	on or prior to the Effective Date, Party A has received, in form and substance satisfactory to Party A as true copies, copies of resolutions of the directors of Party B (A) approving the terms of the Transaction, (B) authorising a specified person or persons to execute this Confirmation on their behalf; and (C) authorising a specified person or persons, on their behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Confirmation;

(iv)	on or prior to the Effective Date, Party A has received, in form and substance satisfactory to Party A, a specimen of the signature of each person authorised by the resolutions referred to in paragraph (iii) above;

(v)	this Confirmation, the Subscription Agreement and the Shareholders Agreement have been duly executed by the parties thereto;

(vi)	that, upon the completion of the subscription for the Initial Underlying Shares on the Subscription Date, (a) the total number of Shares held by Party A will be not more than 15 per cent. of the total number of all outstanding Shares in the Issuer, and (b) the Initial Underlying Shares subscribed for by Party A will be not more than two times the aggregate number of Shares subscribed for, pursuant to the Subscription Agreement, by all other Investors (as defined in the Subscription Agreement) other than (i) Party A, and (ii) any Investor which is an Affiliate of Party B; and

(vii)	The Issuer's register of members has been updated to reflect the completion of the subscription of the Relevant Subscription Shares (as defined in the Subscription Agreement).

6.2 Amendment Conditions Precedent

Each of the following shall constitute a condition precedent to (i) the Amendment Effective Date 1 occurring; and (ii) the obligations of the parties under this Amended and Restated Confirmation:

(i)	on or prior to the Amendment Effective Date 1, Party A has received, in form and substance satisfactory to Party A, a legal opinion, addressed to Party A of Hong Kong counsel to Party B, as to incorporation, capacity, authority and due execution by Party B in respect of this Confirmation;

(ii)	on or prior to the Amendment Effective Date 1, Party A has received, in form and substance satisfactory to Party A, (A) a copy of the constitutional documents of the Party B, including its certificate of incorporation, memorandum and articles of association, register of directors, register of members and (if any) register of charges, (B) a copy of Party B's Business Registration Certificate;

(iii)	on or prior to the Amendment Effective Date 1, Party A has received, in form and substance satisfactory to Party A as true copies, copies of resolutions of the directors of Party B (A) approving the terms of the Transaction, (B) authorising a specified person or persons to execute this Confirmation on their behalf; and (C) authorising a specified person or persons, on their behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Confirmation;

(iv)	on or prior to the Amendment Effective Date 1, Party A has received, in form and substance satisfactory to Party A, a specimen of the signature of each person authorised by the resolutions referred to in paragraph (iii) above;

(v)	this Confirmation and the SPAC Documents have been duly executed by the parties thereto; and

(vi)	that, upon the Closing Date, the total number of Shares held by Party A will be not more than 15 per cent. of the total number of all outstanding Shares in the Issuer.

7. Margining Provisions

Independent Credit Cushion:	(a)	If, on any Independent Credit Cushion Valuation Date during the Independent Credit Cushion Period, the Independent Credit Cushion Amount exceeds the Independent Credit Cushion Balance, Party A shall notify Party B and Party B shall, by no later than the third (3rd) Business Day after the date of such notice, transfer to Party A Eligible Credit Support in an amount at least equal to the Independent Credit Cushion Delivery Amount, provided that Party B shall not be required to make such a transfer of Eligible Credit Support if the Independent Credit Cushion Delivery Amount for that Independent Credit Cushion Valuation Date is less than the applicable Independent Credit Cushion Minimum Transfer Amount.

(b)	If, on any Independent Credit Cushion Valuation Date during the Independent Credit Cushion Period, the Independent Credit Cushion Balance exceeds the Independent Credit Cushion Amount, if Party B submits a written request to Party A (a "Return Request"), Party A shall, by no later than the third (3rd) Business Day after the date on which it receives such Return Request, transfer to Party B Equivalent Credit Support in an amount as of the date of transfer at least equal to the applicable Independent Credit Cushion Return Amount, provided that Party A shall not be required to make such a transfer of Equivalent Credit Support if the Independent Credit Cushion Return Amount for that Independent Credit Cushion Valuation Date is less than the applicable Independent Credit Cushion Minimum Transfer Amount.

"Eligible Credit Support" means cash denominated in EUR. "Equivalent Credit Support" means cash denominated in EUR.

"Independent Credit Cushion Balance" means, with respect to Party B and an Independent Credit Cushion Valuation Date, the aggregate amount of all Eligible Credit Support that has been transferred to or received by Party A pursuant to the provisions of "Independent Credit Cushion" above, together with any proceeds of such Eligible Credit Support and accrued interest on such Eligible Credit Support pursuant to the provisions of "Interest on Independent Credit Cushion Balance" below, in each case as reduced by any transfer of Equivalent Credit Support from Party A to Party B pursuant to sub-paragraph (b) above and any transfer of an Independent Credit Cushion Interest Amount from Party A to Party B pursuant to the provisions of "Interest on Independent Credit Cushion Balance" below.

"Independent Credit Cushion Commencement Date" means the date falling one (1) calendar year after the Effective Date.

"Independent Credit Cushion Delivery Amount" means, in respect of Party B and an Independent Credit Cushion Valuation Date, the amount by which the Independent Credit Cushion Amount exceeds the Independent Credit Cushion Balance.

"Independent Credit Cushion Minimum Transfer Amount" means:

(a)	in respect of a transfer of Equivalent Credit Support by Party A, EUR 1,000,000; and

(b)	in respect of a transfer of Eligible Credit Support by Party B, EUR 1,000,000.

"Independent Credit Cushion Period" means the period from and including the Independent Credit Cushion Commencement Date to and including the Termination Date.

"Independent Credit Cushion Return Amount" means, in respect of Party A and an Independent Credit Cushion Valuation Date, the amount by which the Independent Credit Cushion Balance as of the third (3rd) Business Day after the relevant Return Request exceeds the Independent Credit Cushion Amount as of the third Business Day after the relevant Return Request.

"Independent Credit Cushion Valuation Date" means each Business Day during the Independent Credit Cushion Period.

Independent Credit Cushion Amount:	On any Independent Credit Cushion Valuation Date during the Independent Credit Cushion Period prior to the Amendment Effective Date 2 (exclusive):

(a)	if on such Independent Credit Cushion Valuation Date the Equity Notional Amount is greater than EUR 60,000,000, an amount equal to the Equity Notional Amount on that Independent Credit Cushion Valuation Date minus EUR 60,000,000; and

(b)	if on such Independent Credit Cushion Valuation Date the Equity Notional Amount is equal to or less than EUR 60,000,000, zero.

On any Independent Credit Cushion Valuation Date during the Independent Credit Cushion Period following the Amendment Effective Date 2 (inclusive):

(a)	if on such Independent Credit Cushion Valuation Date the Equity Notional Amount is greater than EUR 20,000,000, an amount equal to the Equity Notional Amount on that Independent Credit Cushion Valuation Date minus EUR 20,000,000; and

(b)	if on such Independent Credit Cushion Valuation Date the Equity Notional Amount is equal to or less than EUR 20,000,000, zero.

Interest on Independent Credit Cusion Balance:	The "Independent Credit Cushion Interest Amount" means, with respect to an Independent Credit Cushion Interest Period, the amount of interest determined in EUR and calculated for each day in that Independent Credit Cushion Interest Period on the principal amount of the Independent Credit Cushion Balance, determined for each such day by Party A as follows:

(a)	the amount of the Independent Credit Cushion Balance on that day; multiplied by

(b)	Daily Simple ESTR (as defined below), plus 8.5bps plus the Prevailing Spread for that day, minus 0.5 per cent. per annum; divided by

(c)	360,

subject to a minimum of zero.

Party A shall pay the Independent Credit Cushion Interest Amount to Party B on each Floating Rate Payer Payment Date, provided that an Independent Credit Cushion Delivery Amount would not be created thereby.

“Daily Simple ESTR” means, for any day (an “ESTR Interest Day”), an interest rate per annum equal to the greater of (a) ESTR for the day that is one Business Day prior to (i) if such ESTR Interest Day is a Business Day, such ESTR Interest Day or(ii) if such ESTR Interest Day is not a Business Day, the Business Day immediately preceding such ESTR Interest Day and (b) 0.00%.

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

"Independent Credit Cushion Interest Period" means the period from (and including) the last Business Day on which an Independent Credit Cushion Interest Amount was transferred (or, if no Independent Credit Cushion Interest Amount has yet been transferred, the Business Day on which Eligible Credit Support or Equivalent Credit Support was transferred to or received by Party A) to (but excluding) the Business Day on which the current Independent Credit Cushion Interest Amount is transferred.

Reset Credit Cushion:	(a)	If, on any Reset Credit Cushion Valuation Date, the Reset Credit Cushion Amount exceeds the Reset Credit Cushion Balance, Party B shall, by no later than the third (3rd) Business Day after such Reset Credit Cushion Valuation Date, transfer to Party A Eligible Credit Support in an amount at least equal to the Reset Credit Cushion Delivery Amount, provided that Party B shall not be required to make such a transfer of Eligible Credit Support if the Reset Credit Cushion Delivery Amount for that Reset Credit Cushion Valuation Date is less than the applicable Reset Credit Cushion Minimum Transfer Amount.

(b)	If, on any Reset Credit Cushion Valuation Date, the Reset Credit Cushion Balance exceeds the Reset Credit Cushion Amount, if Party B submits a written request to Party A (a "Return Request"), Party A shall, by no later than the third (3rd) Business Day after the date on which it receives such Return Request, transfer to Party B Equivalent Credit Support having a Value as of the date of transfer at least equal to the applicable Reset Credit Cushion Return Amount, provided that Party A shall not be required to make such a transfer of Equivalent Credit Support if the Reset Credit Cushion Return Amount for that Reset Credit Cushion Valuation Date is less than the applicable Reset Credit Cushion Minimum Transfer Amount.

"Reset Credit Cushion Balance" means, with respect to Party B and a Reset Credit Cushion Valuation Date, the aggregate of all Eligible Credit Support that has been transferred to or received by Party A pursuant to "Reset Credit Cushion", together with any proceeds of such Eligible Credit Support and accrued interest on such Eligible Credit Support pursuant to "Interest on Reset Credit Cushion Balance" below, in each case as reduced by any transfer of Equivalent Credit Support from Party A to Party B pursuant to sub-paragraph (b) above, and any transfer of a Reset Credit Cushion Interest Amount from Party A to Party B pursuant to "Interest on Reset Credit Cushion Balance" below.

"Reset Credit Cushion Delivery Amount" means, in respect of Party B and a Reset Credit Cushion Valuation Date, the amount by which Reset Credit Cushion Amount exceeds the Reset Credit Cushion Balance.

"Reset Credit Cushion Return Amount" means, in respect of Party A and a Reset Credit Cushion Valuation Date, the amount by which the Value of the Reset Credit Cushion Balance as of the third (3rd) Business Day after the relevant Return Request exceeds the Reset Credit Cushion Amount as of the third Business Day after the relevant Return Request.

"Reset Credit Cushion Minimum Transfer Amount" means:

prior to the Amendment Effective Date 2 (exclusive):

(a)	in respect of a transfer of Equivalent Credit Support by Party A, EUR 1,000,000; and

(b)	in respect of a transfer of Eligible Credit Support by Party B, EUR 1,000,000; and

following the Amendment Effective Date 2 (inclusive),

(a)	in respect of a transfer of Equivalent Credit Support by Party A, EUR 500,000; and

(b)	in respect of a transfer of Equivalent Credit Support by Party B, EUR 500,000.

"Reset Credit Cushion Valuation Date" means:

(a)	at any time prior to an IPO Date, any Pre-IPO Valuation Date; and

	(b)	at any time on or after an IPO Date, any Post-IPO Valuation Date.

Reset Credit Cushion Amount:	Means:

with respect to Party B on a Reset Credit Cushion Valuation Date prior to the Amendment Effective Date 2 (exclusive):

(a)	if the Reset Credit Cushion Exposure is equal to or less than the Reset Credit Cushion Exposure Threshold, zero; and

(b)	if the Reset Credit Cushion Exposure is greater than the Reset Credit Cushion Exposure Threshold, an amount equal to the Reset Credit Cushion Exposure;

with respect to Party B on a Reset Credit Cushion Valuation Date following the Amendment Effective Date 2 (inclusive), an amount equal to:

(i)	the Equity Notional Amount as of such Reset Credit Cushion Valuation Date minus

(ii)	Independent Credit Cushion Balance as of such Reset Credit Cushion Valuation Date minus

(iii)	the product of: (A) 67.5 per cent. and (B) Reference Price with respect to such Reset Credit Cushion Valuation Date and (C) the sum of the Number of Collateral Shares and Number of Shares as of such Reset Credit Cushion Valuation Date.

Where:

"Reference Price" means, with respect to a Post-IPO Valuation Date, the arithmetic average of the daily VWAP Price on such Post-IPO Valuation Date and the Exchange Business Day immediately preceding that date.

"Number of Collateral Shares" means, with respect to a Post-IPO Valuation Date, the number of Shares charged by Party B in favour of Party A subject to a Security Agreement between Party A and Party B dated on or around the date of this Confirmation (the "Security Agreement"), provided that the Number of Collateral Shares shall not exceed 11,717,300 (exclusive).

"VWAP Price" means, for any Exchange Business Day, the per-Share volume weighted average price based on transactions executed on the Exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg page “LANV US <Equity> AQR” with only “Normal Trade” checked in the options, with 9:30 and 16:00 selected (or any successor thereto), at 18:00 New York time on the same Exchange Business Day (or any successor thereto) in respect of the period from the scheduled open of trading of the regular trading session on the Exchange until the Scheduled Closing Time on such Exchange Business Day, or, in the event such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent, using a commercially reasonable alternate means of calculating such VWAP Price on such day.

Reset Credit Cushion Exposure:	(a)	On any Pre-IPO Valuation Date:

(i)	if on such Pre-IPO Valuation Date, the Latest Valuation Price is equal to or greater than the Reset Credit Cushion Threshold Price, zero; and

(ii)	if on such Pre-IPO Valuation Date, the Latest Valuation Price is less than the Reset Credit Cushion Threshold Price, an amount equal to the product of:

(A)	the Underlying Shares on such Pre-IPO Valuation Date;

(B)	; and

(C)	the Initial Price minus the Latest Valuation Price.

Where:

In the formula in (B) above:

A =	The Independent Credit Cushion Amount on such Pre-IPO Valuation Date.
B =	The Equity Notional Amount on such Pre-IPO Valuation Date.

"Latest Valuation Price" means, with respect to a Pre-IPO Valuation Date, a price per Share determined by the Calculation Agent on such Periodical Valuation Date, taking into account the Periodical Valuation Price and other relevant information provided to pursuant to "Periodical Valuation" below.

"Pre-IPO Valuation Date" has the meaning given to it in "Periodical Valuation" below.

"Reset Credit Cushion Threshold Price" means a price per Share which is equal to 60 per cent. of the Initial Price.

(b)	On any Post-IPO Valuation Date prior to the Amendment Effective Date 2 (exclusive):

(i)	if on such Post-IPO Valuation Date, the Quarterly Average Price is equal to or greater than the Reset Credit Cushion Threshold Price, zero; and

(ii)	if on such Post-IPO Valuation Date, the Quarterly Average Price is less than the Reset Credit Cushion Threshold Price, an amount equal to the product of:

(A)	the Underlying Shares on such Post-IPO Valuation Date;

(B)	; and

(C)	the Initial Price minus the Quarterly Average Price.

Where:

      In the formula in (B) above:

A =	The Independent Credit Cushion Amount on such Post-IPO Valuation Date.
B =	The Equity Notional Amount on such Post-IPO Valuation Date.

"Post-IPO Valuation Date" means,

(a)	at any time on or after an IPO Date but prior to the Amendment Effective Date 2 (exclusive), the Exchange Business Day immediately preceding each 1 January, 1 April, 1 July and 1 October in each year, subject to adjustment in accordance with the Business Day Convention; and

(b)	at any time following the Amendment Effective Date 2 (inclusive), each Exchange Business Day during the period from and including the Amendment Effective Date 2 to and including the Termination Date, subject to adjustment in accordance with the Business Day Convention.

"Post-IPO Valuation Period" means, at any time on or after an IPO Date but prior to the Amendment Effective Date 2 (exclusive), each period from (and including) a Post-IPO Valuation Date, to (but excluding) the next succeeding Post-IPO Valuation Date, provided that the initial Post-IPO Valuation Period shall commence on (and include) the IPO Date, and the final Post-IPO Valuation Period will end on (but exclude) the Termination Date.

"Quarterly Average Price" means, in respect of a Post IPO Valuation Date prior to the Amendment Effective Date 2 (exclusive), the average of the closing price per Share on each Exchange Business Day falling during the Post-IPO Valuation Period ending on such Post-IPO Valuation Date, as determined by the Calculation Agent. If any Exchange Business Day during such Post-IPO Valuation Period was a Disrupted Day, the closing price of the Shares in respect of such Disrupted Day will be determined by the Calculation Agent, in good faith and in a commercially reasonable manner, by reference to the last available closing price of the Shares as of such Disrupted Day and such market information as it determines to be relevant.

Reset Credit Cushion Exposure Threshold:	Means, on any Reset Credit Cushion Valuation Date prior to the Amendment Effective Date 2 (exclusive), an amount equal to the product of:

(a)	40 per cent. and

(b)	the Equity Notional Amount as of such Reset Credit Cushion Valuation Date minus the Independent Credit Cushion Amount (if any) as of such Reset Credit Cushion Valuation Date.

Interest on Reset Credit Cushion Balance:	The "Reset Credit Cushion Interest Amount" means, with respect to a Reset Credit Cushion Interest Period, the amount of interest determined in EUR and calculated for each day in that Reset Credit Cushion Interest Period on the principal amount of the Reset Credit Cushion Balance, determined for each such day by Party A as follows:

(a)	the amount of the Reset Credit Cushion Balance on that day; multiplied by

(b)	Daily Simple ESTR (as defined above), plus 8.5bps, minus 0.5 per cent. per annum; divided by

(c)	360,

subject to a minimum of zero.

Party A shall pay the Reset Credit Cushion Interest Amount to Party B on each Floating Rate Payer Payment Date, provided that a Reset Credit Cushion Delivery Amount would not be created thereby.

"Reset Credit Cushion Interest Period" means the period from (and including) the last Business Day on which a Reset Credit Cushion Interest Amount was transferred (or, if no Reset Credit Cushion Interest Amount has yet been transferred, the Business Day on which Eligible Credit Support or Equivalent Credit Support was transferred to or received by Party A) to (but excluding) the Business Day on which the current Reset Credit Cushion Interest Amount is transferred.

Periodical Valuation:	On each Pre-IPO Valuation Date, Party B shall provide to Party A:

(a)	a copy of the latest annual report of the Issuer containing audited consolidated financial statements for the Issuer's most recent fiscal year, certified by independent certified public accountants and prepared in accordance with IFRS (the "Annual Report"); and

(b)	a report prepared by the Valuation Firm addressed to and for the benefit of Party A containing an independent estimate of the value of the Underlying Shares as of the Pre-IPO Valuation Date (the value per Underlying Share so estimated, the "Periodical Valuation Price"), based on the Annual Report and such other information as the Valuation Firm and Party A may deem relevant. The report prepared by the Valuation Firm may be relied upon by Party A and its Affiliates.

"IFRS" means the International Financial Reporting Standards.

"Pre-IPO Valuation Date" means, each date falling 150 calendar days after the end of each fiscal year of the Issuer falling during the period from (and including) the Effective Date to (but excluding) an IPO Date.

"Valuation Firm" means an independent third party firm mutually agreed by the parties, provided that if the parties have not agreed upon a Valuation Firm by the date falling 90 calendar days before a Pre-IPO Valuation Date, Party A shall select the Valuation Firm in its sole and absolute discretion.

Default:	(a)	The obligation of each party under this paragraph 7 (Margining Provisions) to make transfers to each other of Eligible Credit Support or Equivalent Credit Support is subject to (i) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (ii) the condition precedent that no Transaction Early Termination Date in respect of this Transaction has occurred or been effectively designated and (iii) each other condition specified in the Agreement to be a condition precedent for the purpose of Section 2(a)(iii).

(b)	If a Transaction Early Termination Date is designated or deemed to occur, then an amount equal to the aggregate of (i) the Independent Credit Cushion Balance (if any) and (ii) the Reset Credit Cushion Balance (if any), in each case determined as though the Transaction Early Termination Date were a Valuation Date, will be deemed to be an Unpaid Amount due to Party B for the purposes of Section 6(e) of the Agreement.

"Valuation Date" means, as applicable, a Reset Credit Cushion Valuation Date or an Independent Credit Cushion Valuation Date.

Indemnity:	Party B agrees that it will, on demand, indemnify and hold Party A harmless from, and reimburse as incurred, any and all reasonable costs, claims, liabilities and expenses (including legal fees and expenses) on a full indemnity basis arising out of or in connection with Party A's entry into any SPAC Documents, holding of the PubCo Ordinary Shares, entry into the Settlement Agreement, entry into the Security Agreement and/or entering into this Transaction, unless such cost, claim, liability and/or expense is attributable solely to the wilful default, gross negligence or fraud by Party A, and excluding any indirect, consequential, lost profit or opportunities, punitive damages.

Party B agrees to pay the relevant amount to Party A within 2 Business Days of demand by Party A.

Party B agrees that this indemnity shall survive any maturity, termination or novation of the Transaction and is a full indemnity without any limitation.

For the avoidance of doubt, this "Indemnity" provision will not be triggered solely due to any drop in the price of the PubCo Ordinary Shares after the IPO Date or the consummation of transactions in accordance with the terms of the SPAC Documents.

Final Return:	On: (i) any Cash Settlement Payment Date falling after the Termination Date in accordance with the provisions of “Cash Settlement Payment Date” above, or (ii) in respect of a Disposal of all (but not less than all) of the Underlying Shares pursuant to the provisions of “Early Disposal” above, the Cash Settlement Payment Date specified in accordance with sub-paragraph (a) of the provisions of “Early Cash Settlement” above, Party A shall (without double counting) pay and/or deliver to Party B Equivalent Credit Support in an amount equal to the aggregate of (i) the Independent Credit Cushion Balance (if any) and (ii) the Reset Credit Cushion Balance (if any) as of such date.

For the avoidance of doubt, any amount payable by Party A to Party B in accordance with the provisions of this “Final Return” may, in accordance with the terms of Section 2(c) of the Agreement, be netted against any amount payable by Party B to Party A in the same currency on the same day (including, without limitation, any Equity Amount payable by Party B to Party A).

8. Optional Early Termination

(a)           Provided that the IPO Date has occurred:

(i)	Party A shall have the right to early terminate all or part of this Transaction on any Business Day during the Second Lock-up Period and Third Lock-up Period subject to the prior written consent (which may be by email) of Party B;

(ii)	Party B shall have the right to early terminate all or part of this Transaction on any Business Day during the Second Lock-up Period and Third Lock-up Period without the prior written consent of Party A; and

(iii)	either party shall have the right to early terminate all or part of this Transaction on any Business Day (x) after the Second Lock-up Period but before the Third Lock-up Period commences and (y) after the Third Lock-up Period ends without the prior written consent of the other party,

(each, the "Optional Early Termination"), by delivering a notice in writing (which may be by email) (an "Optional Early Termination Notice") to the other party to commence the Liquidation Period (as defined below) for the Termination Portion (as defined below). Where this Transaction is terminated in part only, each party shall have the right to exercise Optional Early Termination on more than one occasion.

(b)	In order for the Optional Early Termination Notice to be valid, it must specify the portion of the Transaction proposed to be terminated (expressed as a percentage, and which may be 100 per cent.) (the "Termination Portion").

(c)           If the Optional Early Termination Notice is validly delivered:

(i)	Party A shall use reasonable endeavours to Dispose of a portion of the Underlying Shares corresponding to the Termination Portion pursuant to the provisions of "Disposal of Underlying Shares" above (subject to, among others, any applicable lock-up restrictions) within a period of time determined by the Calculation Agent with consultation with Party B (the "Liquidation Period");

(ii)	if, upon expiration of the Liquidation Period, Party A is unable to Dispose of the entirety of the Termination Portion specified by such Optional Early Termination Notice, Party A will make adjustments in its reasonable discretion (such as adjusting the Termination Portion accordingly or transferring the portion that fails to be Disposed of to Party B);

(iii)	the Termination Portion of this Transaction shall be settled pursuant to the provisions of "Early Cash Settlement" above; and

(iv)	the Calculation Agent shall adjust the Underlying Shares for the portion of the Transaction remaining after giving effect to such Optional Early Termination in good faith and a commercially reasonable manner to account for such Optional Early Termination and such adjustment shall take effect from the Cash Settlement Payment Date in respect of the Termination Portion.

9. Additional Defined Terms

"Applicable Law" or "applicable law"	means, with respect to any person, any applicable law, legislation, statute, ordinance, code, order, decree, directive, judgment, decision, injunction, licence, permit, rule, regulation, treaty, request or guideline of any governmental or regulatory authority that are applicable to and binding on such person;

"Block Sale"	means the sale of Shares by way of a block sale entered into otherwise than on the Exchange;

"EUR"	means the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty on the Functioning of the European Union, as amended;

"On-Exchange	means, at any time on or after an IPO Date, a sale by Party A of the

Disposal"	Underlying Shares on the Exchange, which for the avoidance of doubt, shall not include a Block Sale;

"RMB"	means the lawful currency of the People's Republic of China; and

"USD"	means the lawful currency of the United States of America.

10. Amendments to the ISDA Master Agreement

The parties agree to make the following amendment to Agreement:

Credit Support Documents:	Party A: Not applicable.
Party B: Applicable. Each of the Security Agreement, the Custody Agreement and Issuer Acknowledgement Letter shall be a "Credit Support Document" for purposes of this Transaction.

Agreement to deliver Documents:	For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Party B agrees to deliver to Party A each document, each in form and substance satisfactory to Party A, as required under the Settlement Agreement, Security Agreement and Custody Agreement at such time as specified in the relevant agreement. Each such document shall be covered by the representation set forth in Section 3(d) of the Agreement.

Yours sincerely,

NATIXIS

Name:	Name:

Title:	Title:

FOSUN INTERNATIONAL LIMITED

Name:	Name:

Title:	Title:

The persons named above acknowledge that they are duly empowered at the signature date to represent their company in connection with the execution of this Confirmation.